UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

iGATE Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

Telephone: (510) 896-3007

March 26, 2013

Dear iGATE Corporation Shareholder:

You are cordially invited to attend our 2013 Annual Meeting of Shareholders to be held at The Ritz Carlton, 600 Stockton Street, San Francisco, California 94108 on Thursday, April 11, 2013 at 8:30 a.m. Pacific Time.

The formal Notice of Annual Meeting and the Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. At this year’s Annual Meeting, you will be asked to vote on the election of Class B directors. Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

Thank you for your continued support.

Sincerely,

Phaneesh Murthy

President and Chief Executive Officer

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 11, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 11, 2013.

A complete copy of this Proxy Statement and our annual report for the year ended December 31, 2012 are also available at http://www.edocumentview.com/IGTE.

The Annual Meeting of Shareholders of iGATE Corporation will be held at The Ritz Carlton, 600 Stockton Street, San Francisco, California 94108 on Thursday, April 11, 2013, at 8:30 a.m. Pacific Time, to consider and act upon the following matters:

1.	The election of three (3) Class B directors to serve for three-year terms or until their respective successors shall have been duly elected and qualified; and

2.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has established the close of business on February 19, 2013 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. VOTING BY PROXY WILL NOT DEPRIVE YOU OF THE RIGHT TO ATTEND THE ANNUAL MEETING OR TO VOTE YOUR SHARES IN PERSON. YOU CAN REVOKE A PROXY AT ANY TIME BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, BY DELIVERING A SUBSEQUENT PROXY OR BY NOTIFYING THE INSPECTOR OF ELECTIONS IN WRITING OF SUCH REVOCATION PRIOR TO THE ANNUAL MEETING. YOU HAVE THREE OPTIONS FOR SUBMITTING YOUR VOTE BEFORE THE ANNUAL MEETING: VIA THE INTERNET, BY PHONE OR BY MAIL. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS” IN THE PROXY STATEMENT. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. IT IS CONVENIENT, SAVES THE COMPANY SIGNIFICANT PROCESSING COSTS AND REDUCES THE ENVIRONMENTAL IMPACT OF THE ANNUAL MEETING.

By Order of the Board of Directors:

Mukund Srinath

Corporate Secretary

Fremont, California

March 26, 2013

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held on April 11, 2013

QUESTIONS AND ANSWERS

General:

Q:    Why am I receiving these materials?

A:    This Proxy Statement is being furnished to the shareholders of record of iGATE Corporation, a Pennsylvania corporation (“iGATE” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on Thursday, April 11, 2013, at 8:30 a.m. Pacific Time, at The Ritz Carlton, 600 Stockton Street, San Francisco, California 94108, or at any adjournment or postponement thereof (the “Annual Meeting”).

You are invited to attend the Annual Meeting and we request that you vote on the proposal described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote by phone or the Internet in the manner described herein.

This Proxy Statement and accompanying proxy card are being mailed to shareholders of record on or about March 26, 2013.

Q:    Who can vote at the Annual Meeting?

A:    Only holders of record of iGATE common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on February 19, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 57,608,308 shares of Common Stock outstanding and 330,000 shares of 8% Series B Convertible Participating Preferred Stock, no par value per share (the “Series B Preferred Stock”), outstanding.

Shareholder of Record: Shares Registered in Your Name

If on February 19, 2013 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. If you cast your vote in person, your vote will supersede any previous votes that you submitted, whether by Internet, phone or mail. If you have any questions about submitting your vote, call our Investor Relations department at (510) 896-3007.

Your vote is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote before the Annual Meeting: via the Internet, by phone or by mailing a properly completed proxy card to Computershare in the manner described herein. If you have Internet access, we encourage you to record your vote on the Internet at http://www.envisionreports.com/IGTE. Recording your vote via the internet or by phone is convenient, it saves the Company significant processing costs, reduces the environmental impact of the Annual Meeting and your vote is recorded immediately. Internet and telephonic voting will be available until 11:59 p.m. Eastern Time on April 10, 2013.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on February 19, 2013 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:    What constitutes a quorum?

A:    The presence in person or by proxy of shareholders owning at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:    How many votes do I have?

A:    The holders of Common Stock are entitled to one vote for each share of Common Stock held by them as of the Record Date. Although each holder of Series B Preferred Stock is generally entitled to vote on an as-converted basis on all matters submitted to the holders of Common Stock (i.e., each holder of Series B Preferred Stock would generally be entitled to one vote for each whole-share of Common Stock that each share of Series B Preferred Stock held by such holder is then convertible into), pursuant to the terms of the Statement with Respect to Shares of 8% Series B Convertible Participating Preferred Stock of iGATE Corporation filed with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on January 31, 2011 (the “Statement”), the shares of Series B Preferred Stock are currently not convertible, and therefore their holders are not entitled to vote them at the Annual Meeting.

Shareholders may not cumulate votes in the election of directors or any other proposal being voted on at the Annual Meeting.

Q:    How will my shares be voted?

A:    All shares of Common Stock represented by proxies that are properly signed, completed and returned to the Corporate Secretary of the Company at 6528 Kaiser Drive, Fremont, CA 94555 at or prior to the Annual Meeting will be voted as specified in the proxy.

Q:    What if I sign and return my proxy card but do not provide specific instructions?

A:    If a proxy is signed and returned but does not provide instructions as to the shareholder’s vote, the shares will be voted:

•	FOR the election of the Board’s nominees to the Board of Directors (see Proposal 1);

Q:    What does it mean if I receive more than one proxy card?

A:    If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Q:    Can I change my vote after submitting my proxy?

A:    Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting (taking into account any adjournment or postponement thereof). You may revoke your proxy in any one of the following ways:

•

You may submit another properly completed proxy card with a later date or vote via the Internet or by telephone at a later date. We will vote your shares as directed in the latest dated instructions properly received from you prior to the Annual Meeting.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 6528 Kaiser Drive, Fremont, CA 94555.

•

You may attend the Annual Meeting and, subject to the restrictions described in Beneficial Owner: Shares Registered in the Name of a Broker or Bank above, vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Corporate Secretary of the Company prior to the Annual Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on April 10, 2013. No revocation shall be effective until notice thereof has been given to the Corporate Secretary of the Company.

Q:    How will my proxy be voted if other business is brought before the meeting?

A:    We are not aware of any business for consideration at the Annual Meeting other than as described in this Proxy Statement; however, if matters are properly brought before the Annual Meeting, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Q:    Who will count votes and what are broker “non-votes”?

A:    Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

Q:    What if I abstain or fail to instruct my broker how to vote?

A:    Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes, however, abstentions will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting. Broker non-votes will similarly be counted for purposes of determining whether there is a quorum at the Annual Meeting. Abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors (Proposal No. 1) because only the number of votes cast for each candidate is relevant.

Q:    Who will bear the cost of the solicitation and who will solicit my proxy?

A:    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Copies of solicitation material will be timely furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

Q:    When can I find out the results of the Annual Meeting?

A:    Preliminary voting results will be announced at the Annual Meeting and, if final voting results are not known, will be published in a Current Report on Form 8-K which the Company is required to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Q.    What vote is required, and how will my votes be counted, to elect directors?

A.    The following chart describes the vote required to elect directors to the Board and the manner in which such votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of three Class B directors to the Board.	For or withhold on each nominee.	A nominee for director will be elected by the affirmative vote of a plurality of votes cast.	No effect.	No effect.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Company’s Third Amended and Restated Articles of Incorporation currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than fourteen (14). Except for the director designated to represent the Series B Preferred Stock, who is not in a class, the Company’s Board of Directors is divided into three (3) classes, with each class to be as nearly equal in number as possible. The classes currently serve for staggered terms of three (3) years as follows: three (3) Class A directors whose terms expire in 2015; three (3) Class B directors whose terms expire in 2013; and two (2) Class C directors whose terms expire in 2014. Joseph J. Murin, a Class B director, informed the Board on March 15, 2013 that he will be retiring not due to any disagreement with the Company, and will therefore not stand for re-election at the Annual Meeting.

The persons nominated to serve as Class B directors are Ashok Trivedi, Phaneesh Murthy and William G. Parrett, of whom Messrs. Trivedi and Murthy presently serve as Class B directors. In accordance with the Nominating and Corporate Governance Committee selection process noted below and in connection with its search for a worthy replacement director to fill the above noted vacancy, the Nominating and Corporate Governance Committee reviewed and assessed the background, qualifications, qualities, characteristics, experience and skills of Mr. William G. Parrett and considered the Board’s diversity and other needs. Mr. Parrett was recommended to the Nominating and Corporate Governance Committee by Sunil Wadhwani, Co-Chairman of the Board, having served with Mr. Parrett on the board of United Way Worldwide. Upon the conclusion of such review, the Nominating and Corporate Governance Committee found that Mr. Parrett’s qualities, expertise and background complemented that of the existing Board and, on March 18, 2013, recommended him to the full Board as a candidate for election to the Board. Upon the full Board’s review of the Nominating and Corporate Governance Committee’s recommendation of Mr. Parrett, the full Board accepted the recommendation of the nomination of the Nominating and Corporate Governance Committee and nominated Mr. Parrett to the vacant Class B Director position, contingent on receipt of his consent to be named in the Proxy Statement and to serve on the Board, if elected. Mr. Parrett provided such consent to the Board on March 19, 2013.

Unless otherwise specified by shareholders submitting proxies to the Company, the persons appointed as proxies on the proxy card delivered in connection with this Proxy Statement intend to vote the shares represented by such proxies at the Annual Meeting for the election of Ashok Trivedi, Phaneesh Murthy and William G. Parrett as Class B directors. The Board of Directors knows of no reason why Ashok Trivedi, Phaneesh Murthy and William G. Parrett would be unable to serve as Class B directors. If, at the time of the Annual Meeting, either of Messrs. Trivedi, Murthy or Parrett are unable or unwilling to serve as a Class B director, then, unless otherwise specified by shareholders submitting proxies to the Company, the persons appointed as proxies on the proxy card delivered in connection with this Proxy Statement intend to vote for such substitute as may be nominated by the Board of Directors. All nominations were made by the Nominating and Corporate Governance Committee, as further described under the caption “Board Committees and Meetings – Nominating and Corporate Governance Committee” below.

QUALIFICATIONS OF MEMBERS OF OUR BOARD OF DIRECTORS

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee will also consider other criteria, including current or recent experience as a Chief Executive Officer of a public company or as a leader of another major complex organization in the public or private sector; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an Audit Committee financial expert.

The Company believes that its current Board is well qualified to lead the Company’s efforts to achieve its long-term strategy. The combined experience of the directors covers all areas of expertise and competency identified by the Nominating and Corporate Governance Committee to effectively address the evolving needs of the Company and represent the best interests of the Company’s shareholders.

The following is a brief biography setting forth the qualifications of each nominee and each current director, including each director whose term will continue after the Annual Meeting.

Nominees for Class B Directors Whose Terms Expire in 2013

Ashok Trivedi, age 63, is a Co-Founder and Co-Chairman of the Company. He served as Co-Chairman and President of the Company from October 1996 until April 1, 2008, when he resigned as President of the Company. Mr. Trivedi was one of the early pioneers of the IT industry. His vision guided the development and execution of iGATE’s worldwide strategy. He is also a Co-Founder and Co-Chairman of the Board of Directors of Mastech Holdings, Inc., a provider of high-value IT services. Under his leadership, the Company began its operations in 1986 and grew to over $500 million in revenues by 1999. The Company won several awards and was listed four times in Inc. Magazine’s ranking of the fastest-growing companies in the U.S. From 1976 to 1986, he held various marketing and management positions with Unisys Corporation, a worldwide IT company. He has received numerous awards, including “Entrepreneur of the Year” from Ernst & Young. He holds a master’s degree in business administration from Ohio University and a master’s degree in physics from Delhi University.

Phaneesh Murthy, age 49, was appointed as a director of the Company on March 7, 2006 and was appointed as President and Chief Executive Officer of the Company effective April 1, 2008. He was named Chief Executive Officer of iGATE Global Solutions Limited (“iGS”) in August 2003 and served in this position through December 2009. Mr. Murthy also presently serves as a member of the Board of Directors of iGATE Computer Systems Limited (formerly known as Patni Computer Systems Limited and referred to herein as “iGATE Computer” or “Patni”), a majority owned subsidiary of iGATE. Mr. Murthy was a founder and principal of Quintant Services Limited, an India-based business process outsourcing company that was acquired by iGS and the Company in August 2003. Prior to that, in July 2002, he founded Primentor Inc., a U.S.-based consulting firm, where he remained until August 2003. From 1992 to 2002, Mr. Murthy held various positions at Infosys Limited (NASDAQ: INFY). He has considerable expertise in developing and managing the growth of organizations. Mr. Murthy has significant industry experience, spanning more than a decade, in structuring and managing large outsourcing deals with Fortune 500 companies. His contribution has been significant in improving the operating metrics of iGATE, including introduction of a new management team, corporate consolidation and changes leading to the application of iTOPS-driven business models. He has also brought about changes in the intrinsic quality of the Company’s engagements, including, among others, higher offshore revenue contribution, increase in resource utilization, and improvements in billing rates. Mr. Murthy played a key role in building a world class facility at the Company’s new Whitefield, Bangalore campus. Mr. Murthy has played a key role in the acquisition of iGATE Computer and its integration with iGATE. Mr. Murthy holds a master’s degree in business administration from the Indian Institute of Management in Ahmedabad, India and received the equivalent of a bachelor’s degree from the Indian Institute of Technology in Chennai, India.

William G. Parrett, age 67, was nominated to serve as a director of the Company on March 18, 2013. Mr. Parrett retired as the Senior Partner of Deloitte & Touche USA LLP, a public accounting firm, in 2007. From 2003 to May 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DTT). Prior to serving as Chief Executive Officer of DTT, he had been Managing Partner of Deloitte & Touche USA since 1999, and served in a series of roles of increasing responsibility since he joined Deloitte in 1967. Mr. Parrett has extensive experience in corporate finance, strategic planning and management of international operations, and is highly skilled in the fields of auditing, accounting, internal controls and risk management. Mr. Parrett also has significant knowledge in the areas of executive compensation and corporate governance. Mr. Parrett has a bachelor’s degree in accounting from St. Francis College, New York, and is a certified public accountant. Mr. Parrett presently serves as an independent director and audit committee chairperson for each of the following companies: The Blackstone Group LP (NYSE: BX), an investment and advisory firm, Thermo Fisher Scientific (NYSE: TMO), a provider of analytical and laboratory instruments and products, UBS AG (NYSE: UBS), a global financial services firm and the Eastman Kodak Company (EKDKQ: OTC US), a multinational imaging and photographic equipment, materials and services company. He is a member of the board of trustees of Carnegie Hall and boards of directors of the Committee on Capital Markets Regulation, and United States Council for International Business. He is past Chairman of the United States Council for International Business and member of the executive committee of the International Chamber of Commerce, and past Chairman of the Board of Trustees of United Way of America.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE

Class C Directors Whose Terms Expire in 2014

Sunil Wadhwani, age 60, served as Chief Executive Officer of the Company from October 1996 until his resignation, effective April 1, 2008, and has served as a director since 1986. Mr. Wadhwani has served as Co-Chairman since October 1996 and is a Co-Founder of the Company. He was re-elected by the shareholders in 2011 to serve as director for a three-year term expiring in 2014. In addition to iGATE, he is a Co-Founder and Co-Chairman of the Board of Directors of Mastech Holdings, Inc., a provider of high-value IT services. Under his leadership, the Company began its operations in 1986 and grew to over $500 million in revenues by 1999. The Company won several awards and was listed four times in Inc. Magazine’s ranking of the fastest-growing companies in the U.S. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. His vision guided the development and execution of iGATE’s worldwide strategy – to offer high-value IT consulting skills anywhere in the world, reflecting cultural and economical differences, while adhering to best practices and shared company values. Mr. Wadhwani has received numerous awards including “Entrepreneur of the Year” from Ernst & Young. Mr. Wadhwani also serves on the Boards of Directors of the U.S. Federal Reserve Bank (Pittsburgh) and the United Way Worldwide. Mr. Wadhwani has a master’s degree in management from Carnegie Mellon University and a bachelor’s degree in engineering from the Indian Institute of Technology.

Göran Lindahl, age 68, was appointed as a director of the Company on March 7, 2006. He was re-elected by the shareholders in 2011 to serve as a director for a three-year term expiring in 2014. He was the Chief Executive Officer and President of the global technology and engineering group ABB Ltd., headquartered in Zurich, Switzerland, from January 1, 1997 to December 31, 2000, and spent more than 30 years in various positions within ABB. Prior to this, he held a number of management positions in research and marketing and was a global business area manager and president of several ABB companies. Mr. Lindahl is the Chairman of IKEA GreenTech AB and LivSafe Group. In addition, Mr. Lindahl is a Member of the Sony Corporation International Advisory Board and he serves on the Board of Directors of INGKA Holding BV (IKEA) Mr. Lindahl previously served on the Board of Directors of the Sony Corporation (NYSE: SNE). He earned a master’s degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden.

Class A Directors Whose Terms Expire in 2015

Martin G. McGuinn, age 70, was appointed as a director of the Company on July 6, 2009 and has over 25 years of experience at the former Mellon Financial Corporation, now The Bank of New York Mellon Corporation (“Mellon”), a global financial services company. He was re-elected by the shareholders in 2012 to serve as a director for a three-year term expiring in 2015. He served as the Chairman of the Board and Chief Executive Officer of Mellon from 1999 to 2006. Under Mr. McGuinn’s leadership, Mellon was able to narrow its strategic focus and transform from a broad-based commercial bank to a global leader in asset management and asset servicing. During this same period, Mellon became the fifth largest global custodian and the twelfth largest asset manager in the world. Based on the organic growth of its asset management and asset servicing businesses, Mellon was able to significantly expand its global presence. Mr. McGuinn also serves on the Board of Directors of the Celanese Corporation (NYSE: CE) and the Chubb Corporation (NYSE: CB). He is also a member of the Advisory Board of CapGen Financial, a private equity fund. Mr. McGuinn holds both a bachelor’s degree and a juris doctor degree from Villanova University.

W. Roy Dunbar, age 51, was appointed as a director of the Company on November 3, 2010 and has over 25 years of leadership experience in business. He was re-elected by the shareholders in 2012 to serve as a director for a three-year term expiring in 2015. Mr. Dunbar served as Chairman and Chief Executive Officer of Network Solutions Inc. from January 2008 to November 2009 when he relinquished the CEO role and continued as Chairman until April 2010. Mr. Dunbar also served as the President of Global Technology and Operations of MasterCard Worldwide (formerly known as MasterCard International Inc.) from September 2004 to January 2008. MasterCard Worldwide is a leading global payments company. Previously, Mr. Dunbar worked at Eli Lilly and Company, a pharmaceutical company, for 14 years where he last served as President of Eli Lilly’s Intercontinental Region, with responsibility for operations in Africa, the Middle East, the Commonwealth of Independent States, Asia, Latin America, and the Caribbean. Prior to that position, he was Chief Information Officer and Vice President of Information Technology. Mr. Dunbar presently serves on the Board of Directors of Lexmark International Inc. (NYSE: LKX) and Humana Inc. (NYSE: HUM), and previously served as a Director of Electronic Data Systems Corporation prior to its sale to Hewlett-Packard in 2008. He is a Member of the Royal Pharmaceutical Society of Great Britain and serves on the Board of the Executive Leadership Council Foundation. Mr. Dunbar is also a member of the National Association of Corporate Directors. Mr. Dunbar graduated from Manchester University in the United Kingdom with a degree in Pharmacy in 1982. He later received a Master’s of Business Administration from Manchester Business School.

Naomi O. Seligman, 75, was appointed as a director of the Company on September 17, 2012. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: chief information officers, or CIOs, venture capitalists, CEOs from computer companies, and entrepreneurs. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. Ms. Seligman presently serves on the boards of directors of Oracle Corporation (NASDAQ: ORCL) and Akamai Technologies, Inc. (NASDAQ: AKAM), both enterprise software companies, and The Dun & Bradstreet Corporation (NYSE: DNB), a provider of business information services. She also previously served as a director of Sun Microsystems, Inc. prior to its acquisition by Oracle. Ms. Seligman graduated from Vassar College in the United States with a degree in Economics. She later received a Master’s of Business Administration from the London School of Economics.

Series B Preferred Stock Director

Salim Nathoo, age 42, was appointed as a director of the Company effective February 1, 2011, pursuant to the terms of the Investor Rights Agreement dated February 1, 2011 between the Company and Viscaria Limited, and is not included in a class of the Board. Mr. Nathoo is a Partner and Co-Head of the Global Telecom and Technology team at Apax Partners LLP, a global partnership focused on long-term investment in growth companies, having joined Apax in 1999. Mr. Nathoo currently serves on the boards of SMART Technologies Inc., Sophos Limited and Orange Communications SA. Prior to joining Apax Partners, Mr. Nathoo spent four years at McKinsey & Company, a global management consulting firm, where he mainly served clients in the telecom industry. He has also held sales and marketing and technical positions at NYNEX Cablecoms Limited and IBM Corporation, respectively. Mr. Nathoo holds a Master’s of Business Administration (with distinction) from INSEAD and a master’s degree in Mathematics from St. John’s College, Cambridge University, where he was a scholar.

BOARD COMMITTEES AND MEETINGS

During 2012, the Board of Directors met seven (7) times. All of the directors attended or participated in more than 98% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served during 2012. It is our policy that Director attendance at Annual Meetings is encouraged but not required. This policy is part of our Corporate Governance Guidelines, which are available on the Company’s website at http://ir.igate.com/investors/governance.cfm. Nine (9) directors then in office attended the 2012 Annual Meeting of shareholders.

The Board of Directors has determined that all directors, other than Messrs. Wadhwani, Trivedi and Murthy, are independent under both the independence criteria for directors established by NASDAQ and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at http://ir.igate.com/investors/governance.cfm.

The Company has three (3) standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the Company’s website at http://ir.igate.com/investors/governance.cfm.

The Board has determined that the Chairs and all members of each of these standing committees are independent under applicable NASDAQ and SEC rules for committee memberships. The independent directors meet regularly without management present.

Audit Committee

The Board has an Audit Committee currently consisting of Messrs. McGuinn, Lindahl, and Murin and chaired by Mr. McGuinn. On April 13, 2012, Mr. McGuinn was appointed as the Chairman of the Audit Committee in place of Mr. J. Gordon Garrett, who retired from the Board on April 13, 2012. Each member of this committee is an independent director under the criteria adopted by the Board of Directors and under applicable NASDAQ and SEC rules for committee memberships. The Board has determined that Mr. McGuinn is an “audit committee financial expert” as defined in the applicable SEC rules. The Audit Committee’s duties include selecting the independent accountants to audit the Company’s financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged for such activities, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the committee’s activities to the full Board. Our Audit Committee also reviews and approves certain related-party transactions as required by the rules of NASDAQ. The Audit Committee met four (4)  times during 2012.

Compensation Committee

The Board has a Compensation Committee currently consisting of Messrs. Dunbar, McGuinn, Lindahl, Nathoo and Seligman and chaired by Mr. Dunbar. Each member of this committee is an independent director as determined under applicable NASDAQ listing standards, an “outside director” as defined in section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee met four (4) times in 2012. On April 13, 2012, Mr. Dunbar was appointed as the Chairman of the Compensation Committee in place of Mr. McGuinn. Ms. Seligman was appointed to the Compensation Committee on September 27, 2012.

The Compensation Committee retained Hewitt Associates, LLC (“Hewitt”) in 2011 to develop a new compensation program for our independent directors. In connection with its engagement, Hewitt developed, and, on January 25, 2012, the Compensation Committee approved, a new compensation program for our independent directors. The fees paid to Hewitt in connection with these services did not exceed $120,000 in fiscal 2011 or 2012 and neither Hewitt nor any of its affiliates provided any other additional services to the Company or its affiliates in fiscal 2012.

Mercer LLC (“Mercer”) developed the Company’s 2011 aspirational long-term incentive plan to focus executives on driving the Company to higher performance standards. The 2011 aspirational long-term incentive plan was approved by the Compensation Committee on March 14, 2011 and is still in effect for existing directors. The fees paid to Mercer in connection with these services did not exceed $120,000 in fiscal 2011 or 2012 and neither Mercer nor any of its affiliates provided any other additional services to the Company or its affiliates in fiscal 2012.

For a discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, the scope of the Compensation Committee’s authority, the extent to which the Compensation Committee may delegate authority to the Company’s President and Chief Executive Officer, the role of executive officers in determining or recommending the amount or form of executive and director compensation, and the engagement of compensation consultants, please refer to the “COMPENSATION DISCUSSION AND ANALYSIS” section in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2012, the Compensation Committee consisted of Messrs. Dunbar, McGuinn, Lindahl, Nathoo and Seligman. On April 13, 2012, Mr. Dunbar was appointed as the Chairman of the Compensation Committee in place of Mr. McGuinn. Ms. Seligman was appointed to the Compensation Committee on September 27, 2012. No member of this Committee was at any time during the 2012 fiscal year or at any prior time an officer or employee of the Company, and no member had any relationships with the Company requiring disclosure under Item 404 of Regulation S-K of the Exchange Act during any such period. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee currently consisting of Messrs. Lindahl, Dunbar, Nathoo and Seligman and chaired by Mr. Lindahl. On September 27, 2012, Ms. Seligman was appointed to the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent directors under applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors and for overseeing and making recommendations to the Board of Directors on all corporate governance matters. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Secretary in writing to the following address: iGATE Corporation, Attn: Corporate Secretary, 6528 Kaiser Drive, Fremont, CA 94555. The Company’s Third Amended and Restated Articles of Incorporation address the proper submission of a person to be nominated and sets forth the proper form for a notice of nomination. Please refer to the “2013 SHAREHOLDER PROPOSALS OR NOMINATIONS” section in this document for a summary of the procedures to request a person(s) to be nominated for election as a director of the Company.

The minimum qualifications and specific qualities and skills required for directors are set forth in Section III of the Nominating and Corporate Governance Committee’s charter and Section 5 of our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee considers and evaluates all potential candidates in the same manner regardless of the source of the recommendation or nomination. As part of this process, the Nominating and Corporate Governance Committee ensures that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Nominating and Corporate Governance Committee conducts appropriate and necessary inquiries into the background and qualifications of possible candidates before any such candidates are evaluated by the Board of Directors. This assessment includes consideration of a candidate’s background, skills, personal characteristics and business experience as well as a consideration of Board diversity and Board needs. In selecting a director nominee, the Nominating and Corporate Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. Our directors come from diverse backgrounds, with experience as managers and directors of industrial, non-profit and governmental entities. The Nominating and Corporate Governance Committee met four (4)  times in 2012.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted a set of Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Corporate Governance Guidelines are posted on the Company’s web site at http://ir.igate.com/investors/governance.cfm.

The Board of Directors has adopted a Code of Conduct, which serves as the Company’s code of ethics applicable to all employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and any other persons performing similar functions, as well as to the independent directors with regard to their Company-related activities. The Code of Conduct is posted on the Company’s website at http://ir.igate.com/investors/governance.cfm. The Company intends to disclose any changes in or waivers from its Code of Conduct by posting such information on its website or by filing a Form 8-K.

Board Leadership Structure

The Company’s policy as to whether the same person should serve as both the Chief Executive Officer and Chairman is based on the practice that best serves the Company’s needs at any particular time. In April 2008, Mr. Wadhwani resigned as Chief Executive Officer and Mr. Trivedi resigned as President and Mr. Murthy was concurrently appointed to serve as our President and Chief Executive Officer. Both Mr. Wadhwani and Mr. Trivedi continue to serve as Co-Chairmen of the Board. The Board believes that its current leadership structure, with Messrs. Wadhwani and Trivedi serving as Co-Chairmen and Mr. Murthy serving as the President and Chief Executive Officer, best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer is appropriate given each of their respective past experiences. The Board periodically reviews the leadership structure and may make changes in the future.

The Role of the Board in Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management responsibility to the Board committees. As part of the responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s Chief Financial Officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and corporate common services, and identifies the controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Chief Financial Officer periodically reports to the Audit

Committee regarding their design and effectiveness. The Audit Committee also receives periodic reports directly from the internal auditors of the Company and updates from the Corporate Secretary on the Company’s corporate governance compliance at each of its meetings. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. The Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. Each of these committees regularly report to the full Board.

Communications from Shareholders to the Board of Directors

The Board of Directors recommends that shareholders initiate any communications with the Board of Directors by e-mail or in writing and send them in care of the Corporate Secretary. Shareholders can send communications directly to the Board of Directors by e-mail to corporatesecretary@igate.com, by fax to 510-896-3010, or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific director recipient should be noted in the communication. The Board of Directors has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward any abusive, threatening or otherwise inappropriate materials. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

DIRECTOR COMPENSATION

The following table sets forth compensation of the Board of Directors for fiscal year 2012. Mr. Murthy, the Company’s President and Chief Executive Officer, does not receive any additional compensation for his service as a director. Mr. Murthy’s compensation is reported in the Summary Compensation Table, and accordingly Mr. Murthy is not included in the following table. Mr. Nathoo was appointed to the Board of Directors effective February 1, 2011. As the Series B Preferred Stock Director representing Viscaria Limited, Mr. Nathoo is not eligible to receive any compensation in connection with his service as a director pursuant to the terms of the Investor Rights Agreement dated February 1, 2011 between the Company and Viscaria Limited. Accordingly, Mr. Nathoo is not included in the table below.

Name	Fees Earned or Paid in Cash($)	Stock Awards($) (4)(5)		Option Awards($) (4)(5)		All Other Compensation($) (6)	Total($)
J. Gordon Garrett (1)	$10,000		$—		$86,081	$—	$96,081
Göran Lindahl (2)	$40,000		$—		$—	$—	$40,000
Martin G. McGuinn	$40,000		$—		$—	$—	$40,000
Joseph J. Murin	$40,000		$—		$—	$—	$40,000
W. Roy Dunbar	$40,000		$—	$		$—	$40,000
Naomi O Seligman (3)	$8,641		$52,499		$13,669	$—	$74,809
Sunil Wadhwani	$—	$			$—	$21,320	$21,320
Ashok Trivedi	$—	$			$—	$17,440	$17,440

(1)	Mr. Garrett retired from the Board of Directors on April 13, 2012. Upon his retirement, the Board approved the acceleration of vesting of his options which were scheduled to vest within three (3) months of his retirement. Consequently, Mr. Garrett was entitled to acceleration of 26,000 options which were scheduled to vest on July 2, 2012.

(2)	Mr. Lindahl elected to receive shares of iGATE restricted stock equivalent to $40,000 (payable $10,000 per quarter), with the number of such shares to be issued being valued at $16.31 per share (the closing price prevailing on the date of such election). These shares will be held by the Company as treasury shares and released when Mr. Lindahl’s services with the Company terminate.

(3)	Ms. Seligman accepted appointment as a director on September 17, 2012 and became eligible to receive compensation in accordance with the Company’s outside director compensation program approved by the Compensation Committee on January 25, 2012. Ms. Seligman elected to receive her annual cash compensation retainer of $40,000 and committee member retainer of $10,000 paid fifty percent (50%) in cash and fifty percent (50%) in shares of iGATE restricted stock which will be paid upon the termination of her service to the Board. Accordingly she was paid cash fees pro-rata for the quarter ended September 2012. Ms. Seligman also received an annual payment of $85,000 which will be split in equal amounts between options to Ms. Seligman at fair market value as of the date of her appointment, vesting annually over a period of three (3) years, and restricted stock units to Ms. Seligman which will vest after one (1) year, with half being paid at vesting and the other half being paid at the termination of her service to the Board. Ms. Seligman also serves on two (2) Board committees, resulting in additional annual compensation of $10,000 per committee, which she has elected to receive fifty percent (50%) in cash and fifty percent (50%) in shares of iGATE restricted stock which will be paid upon the termination of her service to the Board.

(4)	Represents the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Refer to Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2012, Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2011 and Note 14 to the Company’s financial statements for the fiscal year ended December 31, 2010, for a complete description of assumptions used in calculating these amounts.

(5)	As of December 31, 2012, the aggregate number of option awards outstanding for each director was as follows: 145,947 shares outstanding for Mr. Lindahl, 125,000 shares outstanding for Mr. McGuinn, 63,000 shares outstanding for Mr. Murin, 110,000 shares outstanding for Mr. Dunbar and 5,099 shares outstanding for Ms. Seligman.

(6)	For Messrs. Wadhwani and Trivedi the amounts included in this column consist of perquisites relating to car lease payments.

The compensation structure of the independent directors, other than Ms. Seligman, was approved by the Compensation Committee on June 24, 2009. Independent director compensation for these directors is comprised of: (i) annual cash compensation of $30,000, payable quarterly in cash or shares of restricted stock or a combination thereof at the discretion of the director; (ii) a one-time grant of 100,000 stock options at fair market value, vesting annually over a period of five (5) years (20,000 per year); (iii) a one-time grant of 20,000 stock options at fair market value for the chairman of each committee of the Board, vesting annually over a period of five (5) years (4,000 per year); and (iv) a one-time grant of 5,000 stock options at fair market value for committee members, vesting annually over a period of five (5) years (1,000 per year). On January 25, 2012, the Compensation Committee approved an increase in the annual cash compensation to $40,000. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The compensation of Ms. Seligman and any future independent directors joining the Board was approved by the Compensation Committee on January 25, 2012. Independent director compensation for these directors is comprised of: (i) annual cash compensation retainer of $40,000 which the director may elect to receive in cash or shares of restricted stock or split between cash and shares of restricted stock; and (ii) an annual payment of $85,000 which will be split in equal amounts between options at fair market value as of the date of such director’s appointment, vesting annually over a period of three (3) years, and restricted stock which will vest after one (1) year, with half being paid at vesting and the other half being paid at the termination of the director’s service to the Board. Service on Board committees will result in additional annual compensation of $10,000 per committee which the director may elect to receive in cash or shares of restricted stock or split between cash and shares of restricted stock, in consideration of such director’s service on such committee. If the director is subsequently appointed as chairperson of any committee of the Board, he or she will receive annual compensation of $15,000 per committee which the director may elect to receive in cash or shares of restricted stock or split between cash and shares of restricted stock, in consideration of such director’s service as chairperson of such committee.

Messrs. Wadhwani and Trivedi are parties to employment agreements that provide for reimbursement for reasonable travel and other expenses incurred by them in performing their obligations for the Company, maintenance of an office in Pittsburgh or New Delhi, a full time administrative assistant, maintenance of a car, medical benefits and compensation on termination of employment. Pursuant to their employment agreements, as amended, upon termination for any reason, Messrs. Wadhwani and Trivedi are entitled to any and all amounts and benefits that have accrued and are payable under their employment agreements prior to the date of termination. Apart from the benefits provided under their employment agreements, as amended, Messrs. Wadhwani and Trivedi received no compensation for their service as directors in 2012. All compensation paid to Messrs. Wadhwani and Trivedi under their employment agreements in fiscal year 2012 is reflected in “All Other Compensation” in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 19, 2013 for: (i) each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s current directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. As of February 19, 2013, there were 57,608,308 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable. Information with respect to beneficial ownership by 5% shareholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock	Percent of Class
Sunil Wadhwani (1)(2)	10,886,075	18.90%
Ashok Trivedi (2)(3)	10,889,175	18.90%
Columbia Wanger Asset Management, LLC (4)	3,859,500	6.70%
FMR LLC (5)	3,921,847	6.81%
Viscaria Limited (6)	20,531,475	26.81%
Blue Harbour Group, LP (7)	5,483,802	9.52%
Wellington Management Company, LLP (8)	2,922,925	5.07
Göran Lindahl (9)	98,947	*
Martin G. McGuinn (10)	90,000	*
Joseph J. Murin (11)	21,500	*
William G. Parrett	0	*
W. Roy Dunbar (12)	44,000	*
Naomi O Seligman	537	*
Salim Nathoo	0	*
Phaneesh Murthy (13)	1,189,653	2.07%
Sujit Sircar (14)	174,859	*
David Kruzner (15)	153,750	*
Derek Kemp	110,000	*
Sanjay Tugnait	110,000	*
All directors and executive officers, as a group (14 persons) (16)	23,775,996	41.27%

*	Less than 1%

(1)	Includes 1,367,624 shares held by two family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares. Also includes 511,900 shares held by a family foundation established by Mr. Wadhwani with shared investment power and sole voting power.

(2)	The address of Messrs. Wadhwani and Trivedi is c/o iGATE Corporation, 6528, Kaiser Drive, Fremont, CA 94555.

(3)	Includes 1,356,343 shares held by one family trust, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.

(4)	The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Information herein is based on Schedule 13G/A filed on February 14, 2013 jointly on behalf of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund, an entity affiliated with it, which is also deemed to beneficially own more than 5% of the Common Stock.

(5)

The address of FMR LLC is 82 Devonshire St, Boston, MA 02109. Information herein is based on Schedule 13G/A filed on February 14, 2013 jointly on behalf of FMR LLC and certain entities and persons affiliated with it, including the following entities and persons which are deemed to beneficially own more than 5% of the Common Stock: (i) Fidelity Management & Research Company, (ii) Edward C. Johnson 3d and (iii) Fidelity Advisor Small Cap Fund.

(6)	For purposes of computing the percent of class owned by Viscaria Limited, 18,982,129 additional shares of Common Stock (reflecting the number of shares of Common Stock that will be issuable (as of February 19, 2013) upon conversion of the Series B Preferred Stock currently issued and outstanding) was deemed outstanding. The address of Viscaria Limited is Lemesou, 77, Elia House, P.C. 2121, Nicosia, Cyprus. Beneficial ownership is based upon the as-converted voting power of the Series B Preferred Stock of the Company issued to Viscaria Limited on February 1, 2011, assuming a conversion price of $20.30. Information herein is based upon a Schedule 13D/A filed on May 15, 2012 filed jointly on behalf of Viscaria Limited and certain entities affiliated with it, including the following entities which are deemed to beneficially own more than 5% of the Common Stock: (i) Apax Europe VII-A, L.P., (ii) Apax Europe VII-B, L.P., (iii) Apax Europe VII-1, L.P., (iv) Apax Europe VII GP L.P. Inc., (iv) Apax Europe VII GP Co. Limited, (vi) Apax Europe VI-1, L.P., (vii) Apax Europe VI-A, L.P., (viii) Apax Europe VI GP L.P. Inc., (ix) Apax Europe VI GP Co. Limited, (x) Apax Partners Europe Managers Ltd., (xi) Apax Guernsey (Holdco) PCC Limited, (xii) Apax US VII, L.P., (xiii) Apax US VII GP, L.P., (xiv) Apax US VII, Ltd., and (xv) John F. Megrue, and a Form 4 filed on behalf of Viscaria Limited on February 15, 2013.

(7)	The address of Blue Harbour Group, LP is 646 Steamboat Road, Greenwich, Connecticut 06830. Information herein is based upon a Schedule 13G/A filed on January 16, 2013 jointly on behalf of Blue Harbour Group, LP and certain entities and persons affiliated with it, including the following entities which are deemed to beneficially own more than 5% of the Common Stock: (i) Blue Harbour Holdings, LLC and (ii) Clifton S. Robbins.

(8)	The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02110. Information herein is based on Schedule 13G/A filed on February 14, 2013.

(9)	Includes 93,947 shares that may be acquired by Mr. Lindahl pursuant to the exercise of options and 5,000 shares already held by Mr. Lindahl.

(10)	Includes 75,000 shares that may be acquired by Mr. McGuinn pursuant to the exercise of options, and 15,000 shares already held by Mr. McGuinn.

(11)	Includes 21,000 shares that may be acquired by Mr. Murin pursuant to the exercise of options and 500 shares that were purchased in the open market on August 10, 2010.

(12)	Includes 44,000 shares that may be acquired by Mr. Dunbar pursuant to the exercise of options.

(13)	Includes 513,779 shares that may be acquired by Mr. Murthy pursuant to the exercise of options and 675,874 shares already held by Mr. Murthy.

(14)	Includes 45,171 shares that may be acquired by Mr. Sircar pursuant to the exercise of options.

(15)	Includes 27,500 shares that may be acquired by Mr. Kruzner pursuant to the exercise of options.

(16)	Includes 843,100 shares of Common Stock underlying options that are exercisable on or before February 19, 2013 or within 60 days after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC. Directors, executive officers and other 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2012, all of its directors, executive officers and other 10% shareholders complied with the applicable filing requirements under Section 16(a) on a timely basis.

EXECUTIVE OFFICERS

The following individuals currently serve as executive officers of iGATE. To the Company’s knowledge, there are no family relationships between any director or executive officer and any other director or executive officer of the Company. Executive officers serve at the discretion of the Company’s Board of Directors. Additionally, executive officers may be elected to the Board of Directors. Mr. Murthy is currently the Company’s only executive officer who also serves as a Director.

Phaneesh Murthy, age 49, was appointed as a director of the Company on March 7, 2006 and was promoted to President and Chief Executive Officer of the Company effective April 1, 2008. See “QUALIFICATIONS OF MEMBERS OF OUR BOARD OF DIRECTORS” for more information regarding Mr. Murthy’s background.

Sujit Sircar, age 44, has served as iGATE’s Chief Financial Officer since August 21 2008. Mr. Sircar has served as Senior Vice President – Finance for iGS since June 2008. Mr. Sircar joined iGS in April 1998 as Senior Manager – Finance. Mr. Sircar was promoted to the position of Financial Controller in April 2001, and served as Financial Controller until May 2005. In May 2005, he was promoted to the position of Vice President- Finance, and served in that position until June 2008. He was appointed to the Board of Directors of iGS on January 1, 2010. Mr. Sircar has extensive experience in corporate finance, treasury management, domestic and international taxation, and accounting and business laws. He started his career with Wipro Limited, a provider of integrated business, technology, consulting, testing and process solutions and was instrumental in setting up the finance processes for its joint venture with British Telecom. During his five year service with Wipro Limited, he handled various job responsibilities and was the Finance Head for various divisions of the company. Mr. Sircar is a Chartered Accountant by training and is a Fellow Member of the Institute of Chartered Accountants of India. He holds a bachelor’s degree in commerce from the University of West Bengal.

David Kruzner, age 54, has served as iGATE’s Executive Vice-President and the Global Head of Consulting & Solutions since July 2011. From February 2010, Mr. Kruzner served as iGATE’s Senior Vice President Consulting & Solutions . Mr. Kruzner has over 24 years of Consulting experience with the “C-Suite” in the Fortune 1000. Specifically, Mr. Kruzner has spent his time working with clients to transform business operating models from the BU to Shared Services to critical functions (HR, IT, Supply Chain, Procurement, Engineering). Mr. Kruzner has executed most of his work at the intersection of Business and IT Leadership. Mr. Kruzner has lead significant client teams in designing new business strategies, transforming business operating models (i.e., Shared Services, SBU’s, HR, IT, Supply Chain, etc.), and exploiting technology through business process enablement. Mr. Kruzner also serves as a mentor, coach and facilitator to CxO’s in large-scale initiatives focused on delivering realizable results. His work contributed significant value in creating innovative strategies, transforming business models and upgrading talent while delivering operational improvements and profits. Mr. Kruzner has built a reputation on integrity and quality service by delivering realized business results to clients. Mr. Kruzner is focused on developing and delivering innovative solutions at the intersection of Technology, Operations and Process that impact customers’ financial or operational performance, proven through Business Outcomes. Mr. Kruzner has served on Boards for The Concours Group and Natural Bridge Solutions. Mr. Kruzner is published in CIO Magazine, Oil & Gas Journal on ‘Designing & Executing the Balanced Scorecard’; in the Business Courier on ‘Managing Assets Keeps Info Tech Costs In Line’; and in the Sr. Executive HR Magazine on ‘Uncovering the Clues to Measuring and Realizing Business Value: Aligning IT Operating Models with Business Strategy’.

Derek Kemp, age 53, has served as iGATE’s Executive Vice-President and the Head of Sales for EMEA, Asia & Australia since July 2011. Mr. Kemp is also responsible for the Global Transformational Deals team. Mr. Kemp joined Patni in March 2008 and has 30 years of experience in areas including consulting, systems integration and strategic outsourcing. During his career, he has operated globally in a variety of market sectors, both public and private, and has led teams providing solutions and services to respond to significant change driven by regulatory reform, market liberalization and market disruption. Prior to joining iGATE, Mr. Kemp was the Managing Director of Polestar Applied Solutions a provider of outsourcing services to the Print & Media sector. Earlier, he was Practice Head for Financial Services and Media at Charteris a UK consulting firm. Prior to that he spent 17 years working with Logica where he was a member of the UK board. During his time at Logica, Mr. Kemp led teams in the Energy & Utilities, Telecommunications and Financial Services sectors, both in the UK and overseas. Mr. Kemp also brings significant experience of Mergers & Acquisitions. Mr. Kemp holds a Bachelor’s degree in Mathematical Sciences from the Robert Gordon University, Scotland.

Sanjay Tugnait, age 47, has served as iGATE’s Executive Vice-President and the Head of North American Sales and of Global Alliances since July 2012. He is responsible for driving profitable growth in our North American market, by adding new clients and growing existing client relationships. Prior to joining iGATE, Mr. Tugnait was the Managing Partner of Accenture’s Financial Services (FS) practice in India from July 2008 to June 2012. He started the FS India practice focused on Indian and global Financial Institutions and managed a profitable P&L. Prior to his India tenure, Mr. Tugnait was a Partner in Accenture’s North America practice from October 2005 to July 2012. During his seven-year tenure at Accenture, Mr. Tugnait was a member of the Global CEO Advisory Council. Prior to Accenture, Mr. Tugnait was responsible for establishing Satyam’s outsourcing business in the Americas and he was the Principal Partner at IBM/PWC, where he helped build and grow its Consulting and Technology practice. He is an active board member of Save The Children, India and is also affiliated with the Investment Advisory Board, Mississauga and was on the Marketing Advisory Board of Rotman Business School. Mr. Tugnait has an MBA from the London University.

Satish Joshi, age 57, has served as iGATE’s Executive Vice-President & Head of PES Management since July 2011. Mr. Joshi is responsible for managing the Product & Engineering Solutions Business of iGATE that delivers services to customers in the high-tech electronics industry spanning Automation & Control; Medical Devices; Storage, Networking & Computing; Consumer Electronics; Automotive Controls & Electronics; ISVs; Semiconductor Manufacturing, to build their next-generation technology and products. Mr. Joshi has been with Patni since 1983. During his tenure at Patni Mr Joshi managed various diverse responsibilities – as the Global Head of Innovation and Technology, as the Executive Committee member responsible for the Enterprise Application Solutions, Infrastructure Management, BPO business and IT services business for the Manufacturing sector, as the person responsible for incubating and establishing the Japan business for Patni, as the Head of Corporate Quality Assurance. Prior to joining Patni, Mr. Joshi worked with the Tata Institute of Fundamental Research engaged in research in Concurrent Programming languages, Parallel Computing and Very Large Database systems. Mr. Joshi holds a Bachelor’s degree in Electrical Engineering and a Master’s degree in Computer Science from IIT, Mumbai.

Sean Suresh Narayanan, age 44, has served as iGATE’s Chief Delivery Officer, responsible for the services we deliver to our customers from all of our global locations, since January 2008. Mr. Narayanan has over 19 years’ experience in IT and management consulting both in the U.S. and India. He joined iGATE in December 2006 as Senior Vice President and was promoted to Chief Delivery Officer in January 2008. He was appointed to the board of directors of iGS on January 1, 2010. Prior to joining iGATE, from July 2002 to June 2006, Mr. Narayanan was Vice President and Global Practice Head of IT Infrastructure Services at Cognizant, a provider of information technology, consulting and business process outsourcing services. Mr. Narayanan joined Cognizant in July 2002 as Director and Chief Operating Officer of its eBusiness practice. Prior to Cognizant, Mr. Narayanan worked with international management consulting firm Booz-Allen-Hamilton in the U.S., working on IT strategies for both U.S. federal government agencies and commercial firms. Mr. Narayanan is a recognized expert on management and technology, a speaker at various seminars and conferences and has been widely quoted in the international media. Mr. Narayanan has a master’s degree in regional and city planning from the University of Oklahoma and a bachelor’s degree in architecture from the Regional Engineering College, Trichy, India.

Srinivas Kandula, age 49, has served as iGATE’s Global Head of Human Resources of iGATE since January 2007. Mr. Kandula joined iGATE in January 2007. Prior to joining iGATE, Mr. Kandula served at Sasken Communication Technologies Ltd., an embedded communications solutions company, as Director (Human Resources) from December 2004 to December 2006 and prior to that as Chief Corporate Human

Resources Manager at Power Grid Corporation, India’s state-owned transmission network provider of electricity from November 1991 to November 2004. He has a doctorate degree in Strategic Human Resource Management from the XLRI School of Business and Human Resources and a master’s degree in Human Resource Management from Andhra University. He has also published over sixty papers and eight books in the area of human resource management, organizational behavior and organization development. He is a member of various human resources professional bodies and an active contributor of professional content and knowledge.

Sunil Chitale, age 49, has served as iGATE’s Head of Strategy, Planning & Marketing since July 2011. Mr. Chitale joined Patni in July 1985 and has held a variety of positions. He served as the Executive Vice President and Head of Strategy Planning & Marketing for Patni from July 2010 to July 2011. From January 2010 to July 2010, he was the Executive Vice President and Global Head of Enterprise Software at Patni. He was the Executive Vice President and Global Head of Delivery for Manufacturing, Telecom and Utilities industries from June 2008 through December 2009. Mr. Chitale led formation and growth of the Manufacturing Industries vertical, including sales, delivery and solutions functions, at Patni from January 2005 to June 2008. From January 2001 through December 2004, Mr. Chitale led Global Development Center for the largest customer of Patni. Mr. Chitale’s professional experience includes extensive experience in IT outsourcing using global delivery models. Mr. Chitale has a Bachelor’s degree in Electronics and Telecommunication from Institute of Technology, Banaras Hindu University, India

Vijay Khare, age 55, has served as iGATE’s Executive Vice-President and the Co-Head of Consulting & Solutions since July 2011. In this role, Mr. Khare is jointly responsible for consulting engagements and the subsequently influenced revenue, and also for building the portfolio of solutions in the vertical industry segments in which the Company operates. Under his guidance, iGATE’s consulting and solutions team will build deep domain industry capabilities and widen solutions coverage to forge strategic relationships with customers. Mr. Khare began his career with Patni in 1980 and has grown over the years to hold various leadership positions in the Company. Mr. Khare has a Bachelor’s degree in Engineering from the Regional Engineering College, Nagpur and a Master’s degree in Computer Science from the Indian Institute of Technology, Powai.

Prashanth Idgunji, age 47, has served as iGATE’s Chief Accounting Officer since February 2010. Mr. Idgunji joined iGS in February 16, 2009 as Vice President – Finance. His position was re-designated as Chief Accounting Officer on February 25, 2010, Mr. Idgunji has over 26 years of experience in handling different portfolios in finance, accounts and audit. From January 1987 to February 2009 Mr. Idgunji held a variety of positions with The Coca-Cola Bottling Company, Deloitte Bakr and Abulkhair & Co, Saudi Arabia and two other “Big Four” audit firms. Mr. Idgunji is a Certified Public Accountant and Certified Internal Auditor from the U.S. and a Chartered Accountant from Institute of Chartered Accountants of India. He holds a Bachelor’s degree in Commerce from the University of Bangalore, India.

FORMER EXECUTIVE OFFICER

Executive officers serve at the discretion of the Company’s Board of Directors. The following individual served as an executive officer of iGATE until April 13, 2012.

Jason Trussell, age 40, has served as iGATE’s Senior Vice President and Regional Manager (Canada) since April 2011. Mr. Trussell has over 19 years’ experience working with clients in the financial services, government, telecom and utilities sectors for onshore, nearshore and offshore delivery models. Mr. Trussell joined Quantum Information Resources (which later merged with iGATE) in November 1994 as a Marketing Manager. He was promoted as Group Manager of Sales in 1996, Director of Sales in 1998, Assistant Vice President of Sales in 2005 and Vice President and Regional Manager – Canada in April 2007. Mr. Trussell is a graduate of the University of Toronto’s Rotman School of Management Global Executive MBA program and has a diploma in marketing from St. Lawrence College, Saint-Laurent.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of named executive officers in fiscal year 2012 and the report of the Compensation Committee of the Board of Directors, which immediately follow below.

Compensation Philosophy

The Compensation Committee has adopted a compensation philosophy with respect to the named executive officers that is intended to align compensation with the Company’s overall business strategy. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the company’s success in competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. Specific objectives are:

•	To compensate executives in a manner that aligns their interests with the interests of the shareholders;

•	To reward executives for successful long-term strategic management;

•	To recognize outstanding performance; and

•	To attract and retain highly qualified and motivated executives.

The strategy established by the Compensation Committee with respect to executive compensation is to provide a comprehensive compensation package using a combination of base salary, bonus and stock-based awards that will allow the Company’s executives to potentially earn compensation amounts in excess of competitive industry compensation; provided that certain subjective and objective performance criteria for the Company are achieved.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year paid to any named executive officer, except to the extent such excess constitutes performance based compensation. The Compensation Committee’s standard policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of the Company and its shareholders. The Company’s 2006 Stock Incentive Plan (the “2006 Plan”) has been structured so that stock options and, generally, performance based awards granted under the 2006 Plan qualify as “performance based compensation” and are, generally, exempt from the limitations on deduction. However, base salaries, bonuses and non-performance based awards under the 2006 Plan do not qualify as “performance based” compensation for purposes of Section 162(m) because the Compensation Committee retains discretion with respect to the amount and structure of these payments. In fiscal year 2011, the Company adopted a compensation award strategy called the iGATE Corporation 2011 Aspirational Long Term Incentive Plan (the “2011 Plan”), which is a sub-program under the 2006 Plan. Under the 2011 Plan, the Company may grant performance share awards to key employees of the Company entitling the recipient to acquire shares of the Company’s Common Stock, par value $.01 per share, upon the attainment of specified performance goals, subject to certain 2011 Plan-based restrictions. In general, it is the objective of the Compensation Committee that grants of share awards under the 2011 Plan are structured in a manner that will avoid the deduction limitations of Section 162(m), except where the Compensation Committee determines that exceeding these limitations is in the best interests of the Company and its shareholders.

The Compensation Committee and the Executive Committee reviews compensation and benefit plans affecting employees, including our executive officers. The Compensation Committee and the Executive Committee have determined that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee and the Executive Committee also determined that the Company’s compensation programs do not encourage excessive risk-taking and instead encourage behaviors that support sustainable value creation. A significant portion of compensation provided to the executive officers is in the form of long-term equity awards that help further align executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s performance and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to the Company’s long-term financial performance. To that end, the full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Compensation Committee Roles and Responsibilities

The Compensation Committee is responsible for reviewing and approving matters involving the compensation of non-employee directors and named executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the 2006 Plan. The Compensation Committee approves the grant of stock options and restricted stock awards to the named executive officers.

It is the responsibility of the Compensation Committee to ensure that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee is composed entirely of independent directors.

Compensation Consultants

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of the Company’s compensation programs and philosophy. The Compensation Committee retained consultants in 2011 and instructed them to prepare a new compensation program for the Company’s independent directors, to devise an aspirational long-term incentive program to focus our executive committee members on driving the Company to higher performance standards and to advise on matters related to the compensation of our CEO and executive officers. After review of the consultants’ materials and presentations, the Compensation Committee approved and implemented such recommendations.

Key Elements of and Factors Affecting Compensation

The Compensation Committee selected the following as the key elements of the Company’s compensation program, designed to reward performance in a simple and straightforward manner: (a) base salaries; (b) annual bonuses; and (c) equity compensation under the 2006 Plan. The Compensation Committee chose these key elements to effectively link executive compensation to shareholder value. These elements are weighted more heavily towards long-term equity awards so as to maximize retention and ensure that a significant portion of the named executive officers’ compensation is tied to the Company’s long-term financial performance.

In addition, while the elements of compensation described below are considered separately, the Compensation Committee also holistically considers and reviews the full compensation package afforded to each of the named executive officers, including insurance and other benefits such as meals allowances, car lease allowances and health club memberships, among other things. The Compensation Committee also reviews all performance based goals and objectives contained in employment agreements and other option or share award agreements. The Compensation Committee ultimately makes its compensation determinations after conducting an analysis of general market conditions, Company-specific business conditions, achievement of applicable performance targets or other formulas, and individual executive performance and contributions. The Company has entered into employment agreements with each of its named executive officers, typically through an operating subsidiary of iGATE, which establish minimum levels of compensation. These employment agreements cover the key elements of the Company’s executive compensation package and provide for performance based bonus awards and severance and termination benefits. The Company’s policies with respect to each of the key elements of its executive compensation packages and the specific components of the executives’ employment agreements are discussed below.

Base Salaries for Executive Officers

The Company provides its executive officers with a base salary to provide them with a minimum guaranteed compensation level for their annual services. Base salaries are customary and help attract and retain executives. The Company generally determines an executive officer’s base salary by taking into consideration (a) the region in which the executive officer is located, (b) the cost of living in such region, (c) the responsibilities of the position held by the officer, (d) the officer’s experience level and (e) the competitive marketplace for executive talent for such officer’s position. The base salary is intended to be competitive with base salaries paid in the marketplace to executive officers with comparable qualifications, experience and responsibility levels. The Compensation Committee believes that the base salaries of the Company’s executive officers are in line with current marketplace levels.

In setting the executive officers’ base salaries for fiscal year 2012, the Compensation Committee specifically considered the following:

•	The executive officer’s responsibilities and how successful the officer has been in fulfilling those responsibilities;

•	The industry-wide business environment within which the executive officer was carrying out those responsibilities;

•	The existence and amount of prior years’ salary increases;

•	Base salaries of comparable executive officers in the business marketplace, both in terms of responsibilities and compensation level;

•	Retention needs and succession planning; and

•	Salary increases to be given to other executive officers.

Based on the above factors, the Compensation Committee reviews recommendations and determines appropriate base salaries for the Chief Executive Officer. The Chief Executive Officer also reviews the above factors and submits base salary recommendations for each executive officer to the Compensation Committee for final review and approval.

Annual Bonuses for Executive Officers

In addition to a base salary, each executive officer is eligible for a performance based annual cash bonus. The Company has chosen to include performance based annual cash bonuses as a material element in its compensation plan to motivate individual and team performance in attaining the Company’s annual performance goals and business objectives. The Compensation Committee awards performance-based cash bonuses to compensate the named executive officers for achieving the Company’s annual performance goals. The Committee believes that enhancing the long term value of the Company requires increased revenue, adjusted EBITDA and increased non-GAAP diluted earnings per share (“EPS”). The Compensation Committee approves target bonus amounts, categories of performance targets and weight accorded to specific categories for a given fiscal year for executive officers, other than Mr. Murthy, after review of a recommendation submitted by Mr. Murthy.

For the 2012 fiscal year, the Compensation Committee selected the below target bonus amounts, forward looking categories of performance targets and weight accorded to each category, which, taken together, determined the annual cash bonus for each of the named executive officers, and were designed to focus the named executive officers’ efforts on the short and long-term financial health and sustained economic growth of the Company.

For our Chief Executive Officer, Phaneesh Murthy, performance based annual cash bonus quantitative target categories and qualitative components, and the weight accorded to each component, were as follows

•	The Company’s achievement of revenue generation greater than or equal to $1.08 billion comprised fifty percent (50%) of Mr. Murthy’s performance based annual cash bonus.

•	The Company’s achievement of non-GAAP diluted EPS greater than or equal to $1.36 comprised twenty five percent (25%) of Mr. Murthy’s performance based annual cash bonus.

•

The Company’s achievement of other, non-qualitative targets, including the success of delisting efforts related to iGATE Computer, invigoration of the Company’s North American sales program (including hiring a new Head of Sales) and achieving initial client development results related to the Company’s new “outcomes-oriented” solutions comprised twenty five percent (25%) of Mr. Murthy’s performance based annual cash bonus.

For the named executive officers other than Mr. Murthy, performance based annual cash bonus quantitative target categories and qualitative components, and the weight accorded to each component, were as follows:

•

The Company’s achievement of revenue generation greater than or equal to $1.08 billion comprised sixty percent (60%) of the performance based annual cash bonus for Mr. Kemp, fifty percent (50%) of the performance based annual cash bonus for Mr. Kruzner and sixty percent (60%) of the performance based annual cash bonus for Mr. Tugnait.

•	The Company’s achievement of non-GAAP diluted EPS greater than or equal to $1.36 comprised twenty percent (20%) of the performance based annual cash bonus for both Mr. Kemp and Mr. Tugnait.

•	The demonstration of team building, management and leadership comprised twenty percent (20%) of the performance based annual cash bonus for Mr. Kemp and Mr. Kruzner.

•	The implementation of innovative operational solutions comprised thirty percent (30%) of the performance based annual cash bonus for Mr. Kruzner.

•

The Company’s successful execution of its capital restructuring efforts comprised sixty five percent (65%) of Mr. Sircar’s performance based annual cash bonus and the efficient management of the Company’s selling, general and administrative expenses (SG&A) comprised thirty five percent (35%) of Mr. Sircar’s performance based annual cash bonus.

•

Other, non-qualitative measures, such as effective “Management by Objectives” (“MBO”), which include team building, and the level of expenditure of efforts on such goals, comprised twenty percent (20%) of the performance based annual cash bonus for Mr. Tugnait. However, pursuant to Mr. Tugnait’s employment agreement, for the first year of his employment, which commenced in July 2012, one hundred percent (100%) of his target bonus is guaranteed.

The maximum amount of performance based annual cash bonus each named executive officer was eligible to earn was 200% of the target bonus amount noted below, and for performance below the threshold level, no bonus is paid for a particular component. Annual bonus payouts were prorated in the event that actual performance achieved was between the threshold, target and maximum levels. The Compensation Committee reviews and approves the annual bonus payments to Mr. Murthy, and Mr. Murthy reviews the maximum amount of performance based annual cash bonus payable to each named executive officer and submits his recommendations to the Compensation Committee for final review and approval. Based on 2012 performance, the Compensation Committee approved the following annual bonus payments to Mr. Murthy and to the other named executive officers.

Name	2012 Target Bonus Amount	2012 Bonus Paid
Phaneesh Murthy	$600,000	$365,000
Sujit Sircar	$112,578	$135,093
David Kruzner	$174,000	$52,200
Derek Kemp	$397,670	$178,952
Sanjay Tugnait (1)	$255,476	$255,476

(1)	Mr. Tugnait joined iGATE in July 2012 and his annual performance based cash bonus target of $500,000 was prorated to $255,476 as noted above.

For the 2013 fiscal year, the Compensation Committee selected the below target bonus amounts, forward looking categories of performance targets and weight accorded to each category, which taken together, will determine the annual cash bonus for each of the named executive officers, and were designed to focus the named executive officers’ efforts on the short and long-term financial health and sustained economic growth of the Company.

For our Chief Executive Officer, Phaneesh Murthy, performance based annual cash bonus quantitative target categories and qualitative components, and the weight accorded to each component, are as follows:

•	The Company’s generation of a certain amount of revenue will comprise fifty percent (50%) of Mr. Murthy’s performance based annual cash bonus.

•	The Company’s achievement of a certain non-GAAP diluted EPS target will comprise twenty percent (20%) of Mr. Murthy’s performance based annual cash bonus.

•

The Company’s achievement of a certain adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) target will comprise thirty percent (30%) of Mr. Murthy’s performance based annual cash bonus.

The maximum amount of performance based annual cash bonus Mr. Murthy will be eligible to earn is 200% of the target bonus amount noted below and approved by the Compensation Committee, and for performance below the threshold level, no bonus will be paid for a particular component. Annual bonus payouts will be prorated in the event that actual performance achieved is between the threshold, target and maximum levels. The actual annual bonus payout is anticipated to range from 0% to 200% of the performance-based compensation target, though amounts in excess of 200% may be awarded in accordance with a linear achievement scale, as determined by measuring the Company’s actual 2013 performance against the predetermined targets.

We have not disclosed the specific revenue, non-GAAP diluted EPS and adjusted EBITDA performance targets of Mr. Murthy in the Company’s financial statements or otherwise make them available to the public based on our belief that disclosure of such commercial or financial information is of the type that is not customarily released to the public and, if released to the public, would be likely to cause substantial harm to the competitive position of the Company. If disclosed, we believe the information would provide competitors and others with insights into the Company’s internal profitability goals, operational strategies, strengths and weaknesses, as well as our forecast for future developments. These goals would also provide insight into the Company’s overall future strategy, which could be used by competitors to formulate their own competitive strategies that would be harmful to us and even frustrate our executive retention efforts. We believe that achievement of the specific targets will be moderately difficult to difficult based upon industry-wide conditions and the Company’s internal forecasts at this time, but are not unachievable.

For the named executive officers other than Mr. Murthy, performance based annual cash bonus quantitative target categories and qualitative components, and the weight accorded to each component, are as follows:

•

The Company’s achievement of a certain amount of revenue generation will comprise sixty percent (60%) of the performance based annual cash bonus for Mr. Kemp, fifty percent (50%) of the performance based annual cash bonus for Mr. Kruzner and sixty percent (60%) of the performance based annual cash bonus for Mr. Tugnait.

•	The Company’s achievement of a certain non-GAAP diluted EPS will comprise twenty percent (20%) of the performance based annual cash bonus for both Mr. Kemp and Mr. Tugnait.

•	The demonstration of team building, management and leadership will comprise twenty percent (20%) of the performance based annual cash bonus for Mr. Kemp and Mr. Kruzner.

•	The implementation of innovative operational solutions will comprise thirty percent (30%) of the performance based annual cash bonus for Mr. Kruzner.

•

The Company’s successful execution of its capital restructuring efforts will comprise sixty five percent (65%) of Mr. Sircar’s performance based annual cash bonus and the efficient management of the Company’s SG&A will comprise thirty five percent (35%) of Mr. Sircar’s performance based annual cash bonus.

•

Other, non-qualitative measures, such as effective MBO, which include team building, and the level of expenditure of efforts on such goals, will comprise twenty percent (20%) of the performance based annual cash bonus for Mr. Tugnait. However, pursuant to Mr. Tugnait’s employment agreement, for the first year of his employment, which commenced in July 2012, one hundred percent (100%) of his target bonus is guaranteed, and for the second year of his employment, thirty percent (30%) of his target bonus is guaranteed.

The maximum amount of performance based annual cash bonus a named executive officer will be eligible to earn is 200% of the target bonus amount noted below and approved by the Compensation Committee and for performance below the threshold level, no bonus will be paid for a particular component. Annual bonus payouts will be prorated in the event that actual performance achieved is between the threshold, target and maximum levels.

Name	2013 Target Bonus Amount
Phaneesh Murthy	$600,000
Sujit Sircar	$135,093
David Kruzner	$174,000
Derek Kemp	$397,670
Sanjay Tugnait	$500,000

We have not disclosed the specific revenue, non-GAAP diluted EPS and SG&A performance targets of these named executive officers in the Company’s financial statements or otherwise make them available to the public based on our belief that disclosure of such commercial or financial information is of the type that is not customarily released to the public and, if released to the public, would be likely to cause substantial harm to the competitive position of the Company. If disclosed, we believe the information would provide competitors and others with insights into the Company’s internal profitability goals, operational strategies, strengths and weaknesses, as well as our forecast for future developments. These goals would also provide insight into the Company’s overall future strategy, which could be used by competitors to formulate their own competitive strategies that would be harmful to us and even frustrate our executive retention efforts. We believe that achievement of the specific targets will be moderately difficult to difficult based upon industry-wide conditions and the Company’s internal forecasts at this time, but are not unachievable.

Equity Compensation for Executive Officers

Stock Incentive Plan

The Company’s long-term incentives are in the form of stock options, stock appreciation rights, restricted or unrestricted stock awards and performance share awards under the 2006 Plan. In fiscal year 2012, the Company adopted the 2011 Plan. Under the 2011 Plan, the Company may grant performance share awards to key employees of the Company entitling the recipient to acquire shares of the Company’s Common Stock, par value $.01 per share, upon the attainment of specified performance goals, subject to certain 2011 Plan-based restrictions. As of December 31, 2012, there were 6,164,630 shares of Common Stock available for issuance under the 2006 Plan.

The objective of awards under the 2006 Plan is to advance the long-term interests of the Company and its shareholders by providing incentives to employees tied to the Company’s annual performance. These awards reward executives for the creation of shareholder value and attainment of long-term earnings goals. Stock incentive awards under the 2006 Plan produce value to participants only if the price of the Company’s stock appreciates or other specific performance goals, such as an increase in revenue, are met, thereby directly linking the interests of plan participants with those of our shareholders.

The Compensation Committee considers a number of factors in determining the size and type of awards granted to an executive officer, including (a) the number of years the officer has served the Company, (b) the number of stock options and awards that the officer has previously been awarded, (c) the estimated value of the officer’s outstanding options and awards, (d) the officer’s present salary, (e) the officer’s role in the Company, (f) the responsibilities and business impact of the officer’s position, (g) retention needs, (h) industry-wide competition for executive talent for such officer’s position and (i) the officer’s success or failure in fulfilling his or her roles and responsibilities in the Company.

The Compensation Committee typically grants performance share awards in the first quarter of each year. Some performance share award agreements have had vesting schedules based on the Company’s three-year EPS growth relative to select peer companies, ending on December 31 of the applicable year. The Compensation Committee may make grants annually, resulting in overlapping three-year performance cycles. Vesting of these performance share awards, assuming EPS targets are met, would occur on the first business day of January in the year following the end of the applicable performance period. Other performance based restricted stock awards provide for the vesting of a target amount of shares upon attainment of a twelve-month trailing adjusted EBITDA goal for the Company at any eligible fiscal quarter end within a specified performance period and further provide that, in the event the Company achieves its “maximum” twelve-month trailing adjusted EBITDA goal at any fiscal quarter end within the performance period, two times the target number of shares will vest.

On January 25, 2012, the Compensation Committee approved changes to the terms of the performance based restricted stock awards granted to all executive committee members on May 12, 2011. The Compensation Committee approved the extension of the performance period under each of these awards (such that the period ends on June 30, 2016). No other changes were made to the terms of the performance based restricted stock awards. The extension of the performance period was made subject to the execution of an amendment to each respective executive officer’s performance based restricted stock award. The technical agreement amendment process is still pending and will be part of a broader revision of this form of compensation for many Company employees.

Aside from the grant to Mr. Tugnait noted below, no new restricted stock awards were granted to named executive officers in 2012. On October 4, 2012, the Company granted 7,733 stock options to Mr. Kemp pursuant to his right to convert existing and unvested iGATE Computer American Depositary Receipts into options to purchase iGATE’s common stock in connection with the delisting of iGATE Computer from Indian Stock exchanges.

On July 12, 2012, the Compensation Committee approved a grant to Mr. Tugnait of a target amount of 88,000 performance shares covering the performance period of July 3, 2012 through June 30, 2016, with vesting of the target amount of shares upon attainment of a twelve-month trailing adjusted EBITDA of $400 million for the Company at any eligible fiscal quarter end within the specified performance period and with vesting of two times the target amount of shares upon attainment of a twelve-month trailing adjusted EBITDA of $500 million for the Company at any eligible fiscal quarter end within the specified performance period. On July 12, 2012, the Compensation Committee also approved a grant to Mr. Tugnait of 22,000 shares of restricted stock, of which 25% will vest on July 12, 2015, 25% will vest on July 12, 2016 and 50% will vest on July 12, 2017. On July 12, 2012, the Company also granted 10,000 stock options to Mr. Tugnait which will vest equally over a period of four years starting from July 12, 2013.

On January 2, 2013, the performance share award granted to Mr. Murthy on March 30, 2010 vested. The terms of the award provided that the Compensation Committee shall be responsible for reviewing and determining the extent to which the performance criteria in the performance share award agreement have been satisfied and the number of shares, if any, Mr. Murthy earned in accordance with the performance share award agreement. Accordingly, the Compensation Committee reviewed the Company’s EPS growth over the performance period relative to the select companies identified in the performance share award agreement and, on March 4, 2013, determined that Mr. Murthy satisfied the established performance goals and earned a payout equal to 175% of the target award of 108,822 performance shares, for a total award of 190,439 shares of the Company’s common stock.

This Proxy Statement contains financial measures that are not measures under U.S. generally accepted accounting principles (“GAAP”). iGATE’s management uses Adjusted EBITDA and non-GAAP diluted EPS as supplemental measures of our performance and they are not considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures with the most directly comparable GAAP measures, please refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, pages 54-59, of our 2012 Annual Report on Form 10-K as filed with the SEC on March 18, 2013.

Change of Control/Severance Benefits

As discussed below, each of the named executive officers has an employment agreement. Pursuant to these agreements, each executive’s employment may be terminated by the Company upon death, disability or for cause, and by the executive for “good reason” (generally defined as a material modification of duties, title or direct reports, or a material reduction in compensation and benefits). If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment. In addition, outstanding stock options and restricted stock awards or other awards issued pursuant to the 2006 Plan may under certain circumstances vest upon a “change of control” of the Company.

The estimated payments to be made by the Company to the named executive officers in the event of severance or upon a change of control that triggers acceleration are set forth in the Table entitled “Potential Payments Upon Termination or Change in Control” on page 39 of this Proxy Statement.

Other Considerations

Consideration of Say-On-Pay Advisory Vote

At our 2011 annual meeting of stockholders, approximately 99% of our shareholders who voted on the “say-on-pay” advisory proposal approved the compensation we pay to our named executive officers. The Compensation Committee considered the result of this vote in determining the Company’s compensation policies and decisions and believes that the nearly unanimous shareholder vote strongly supports our current compensation philosophy. Therefore, we have not modified our practices or philosophy in any manner as a result of last year’s advisory vote.

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. Under the terms of the 401(k) plan, as prescribed by the Code, the 401(k) contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($17,000 for 2012, with an additional catch-up-contribution of $5,500 (as adjusted under the tax rules) for participants who are age 50 or older).

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. The perquisites received by the named executive officers are set forth in Note 3 of the Summary Compensation Table.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or under the Exchange Act, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on this review and discussion, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

W. Roy Dunbar, Chairman

Martin G. McGuinn

Göran Lindahl

Naomi O. Seligman

Salim Nathoo

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the annual and long-term compensation of the individuals who were serving as named executive officers of the Company as of December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	All Other Compensation (3)(4)($)	Total Compensation ($)
PHANEESH MURTHY (5)	2012	$1041,667	$365,000	$—	$—	$151,746	$1,558,413
President and Chief Executive Officer	2011	$980,417	$1,130,000	$6,606,778	$—	$99,873	$8,817,068
	2010	$530,000	$540,000	$1,780,983	$227,463	$58,858	$3,137,304

SUJIT SIRCAR (6)	2012	$185,429	$135,093	$—	$—	$1,622	$322,143
Chief Financial Officer	2011	$138,714	$136,189	$2,153,400	$—	$1,440	$2,429,742
	2010	$102,071	$102,168	$—	$446,708	$1,583	$652,530

DAVID KRUZNER (6)	2012	$301,875	$52,200	$—	$—	$3,003	$357,078
Executive Vice-President and the Co-Head of Consulting & Solutions	2011	$260,625	$90,000	$1,994,300	$—	$22,500	$2,367,425
	2010	$—	$—	$—	$—	$—	$—

DEREK KEMP (6)	2012	$680,155	$178,952	$—	$17,900	$—	$877,007
Executive Vice-President and the Head of Sales for EMEA, Asia & Australia	2011	$556,841	$—	$1,994,300	$—	$—	$2,551,141
	2010	$—	$—	$—	$—	$—	$—

SANJAY TUGNAIT (6)	2012	$254,316	$255,476	$1,760,000	$87,010	$250,300	$2,607,102
Executive Vice-President and the Head of North American Sales and of Global Alliances	2011	$—	$—	$—	$—	$—	$—
	2010	$—	$—	$—	$—	$—	$—

(1)	Bonus represents the amount earned in the respective year.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2012, Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2011 and Note 14 to the Company’s financial statements for the fiscal year ended December 31, 2010, for a complete description of assumptions used in calculating these amounts.

This column includes the value of performance shares to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal of $400 million at any eligible fiscal quarter end within the performance period and, in the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal of $500 million at any fiscal quarter end within the performance period, two times the target number of shares will vest. Upon completion of the amendment process of the performance share award agreements, the maximum value of the performance based restricted stock units, assuming the highest level of performance conditions, is $9,427,600 for Mr. Murthy, $3,190,880 for Mr. Sircar, $ 3,190,880 for Mr. Kruzner, $ 3,190,880 for Mr. Kemp and $28,16,000 for Mr. Tugnait.

(3)	In accordance with the rules of the SEC, compensation in the form of perquisites and other personal benefits has been omitted when the total value of all such perquisites and other personal benefits constituted less than $10,000.

(4)	The total amount disclosed in this column for Mr. Murthy also includes costs of $21,546 incurred by the Company to lease an automobile for Mr. Murthy for fiscal year 2012, as well as $103,525 received by Mr. Murthy in consideration for accrued leave during the year 2012.

The total amount disclosed in this column for Messrs. Sircar, Kruzner, Kemp and Tugnait also represents consideration for accrued leave during the year 2012.

(5)	No compensation was paid to Mr. Murthy in 2010, 2011 or 2012 for his services as a director of the Company in those years.

(6)	Amounts shown in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Sircar have been converted from Indian Rupees to U.S. dollars using the average currency conversion rate for each respective period. The average conversion rate for Indian Rupees to U.S. Dollars for 2012 is 53.30. Amounts shown in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Kemp have been converted from Pound Sterling to U.S. dollars using the average currency conversion rate for each respective period. The average conversion rate for Pound Sterling to U.S. Dollars for 2012 is 0.6312. Amounts shown in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Tugnait has been converted from Canadian Dollars to U.S. dollars using the average currency conversion rate for each respective period. The average conversion rate for Canadian Dollars to U.S. Dollars for 2012 is 0.9992.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Options Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Options Awards $
Name		Threshold $	Target $	Maximum $	Threshold (#)	Target (#)		Maximum (#)

Phaneesh Murthy	—	—	—	—	—	—		—		—		—		—	—	—

Sujit Sircar	—	—	—	—	—	—		—		—		—		—	—	—

David Kruzner	—	—	—	—	—	—		—		—		—		—	—	—

Derek Kemp	10/4/2012	—	—	—	—			—		—		5,858	(2)	$15.70	$18.03	$8,787
	10/4/2012	—	—	—	—	—		—		—		1,875	(2)	$0.07	$18.03	$9,113

Sanjay Tugnait	7/12/12											10,000	(3)	$16.00	$16.00	$87,010
	7/12/12									22,000	(4)				$16.00	$352,000
	7/12/12					88,000	(5)	176,000	(5)						$16.00	$1,408,000

(1)	The Compensation Committee determines non-equity bonus payments on an annual basis and such bonus payments are fully earned each year. Given the Compensation Committee’s current and past practice and current restructuring of management, an estimate of threshold, target and maximum future non-equity payouts would be speculative.

(2)	Pursuant to the delisting of iGATE Computer from Indian Stock exchanges, Mr. Kemp was given the right to convert existing unvested iGATE Computer American Depositary Receipts into options to purchase iGATE’s common stock. He exercised such right on September 28, 2012 and the Company accordingly granted him these stock options on October 4, 2012.

(3)	Represents 10,000 stock options granted to Mr. Tugnait which will vest equally over a period of four years starting from July 12, 2013.

(4)	Represents restricted stock granted on July 12, 2012 of which 25% will vest on July 12, 2015, 25% will vest on July 12, 2016 and 50% will vest on July 12, 2017.

(5)	Represents the target and maximum amounts of performance based restricted stock awards granted on July 12, 2012 to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within the five year performance period of 7/3/2012 through 6/30/2016. In the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal during any eligible fiscal quarter end within the performance period, two times the target number of shares will vest.

Material Factors Necessary to Understanding the Summary Compensation Table and Grant of Plan-Based Awards Table

The material terms of each named executive officer’s employment agreement and amendments thereto, are included below:

Employment Agreement – Phaneesh Murthy

Mr. Murthy and iGS were parties to an employment agreement dated as of April 18, 2008. Under this agreement, Mr. Murthy’s annual base salary was initially fixed at $500,000 per annum with such subsequent increases to be determined by the board of directors of iGS from time to time subject to a limit of an annual base salary of $750,000 and review by the Company’s Compensation Committee and the Board of Directors. The agreement provided for an annual performance based incentive of $200,000 per annum and increases determined by the board of iGS, subject to a an annual limit of $600,000 and review by the Company’s Compensation Committee and the Board of Directors. The agreement also provided Mr. Murthy with a Company leased car, grant of stock options and six month’s severance in the event of termination other than for cause. Mr. Murthy resigned as Managing Director and CEO of iGS effective December 31, 2009, but retained his position as a director of iGS. Mr. Murthy entered into an employment agreement dated January 1, 2010 with iGATE Technologies Inc. (“iGT”), a subsidiary of iGATE, on the same terms of employment as he had with iGS. The terms of remuneration of Mr. Murthy were amended by the Compensation Committee to increase his annual base salary from $500,000 to $1.0 million, and increase the annual performance based bonus opportunity to $500,000. On March 17, 2011, the Compensation Committee determined that the actual annual bonus payable to Mr. Murthy for 2011 would be based on the Company’s achievement of a revenue target of $777 million, an EPS target of $.63 and other performance objectives primarily related to the successful integration of Patni, but also including leadership and business development, retention and operations. A weighting of 25% each would be allocated to the revenue and EPS performance measures and the remaining 50% would be allocated to the other measures. The actual annual bonus payout would range from 0% to 200% of the annual bonus target of $500,000.

On January 25, 2012, the Compensation Committee approved an amendment to the compensation terms contained in Mr. Murthy’s employment agreement, including an increase in his annual performance based bonus opportunity to $600,000, an increase to the termination notice and severance period to twelve months and payment of annual performance incentive compensation of $880,000 to Mr. Murthy for 2011 due to his satisfaction of the bonus targets and performance ideals of the Compensation Committee. The Compensation Committee also determined that the actual annual bonus payable to Mr. Murthy for 2012 would be based on the Company’s achievement of a revenue and EPS target, and other subjective performance objectives primarily related to general performance management. A weighting of 50% would be allocated to achieving the budgeted revenue target of $1.08 billion, 25% would be allocated to the achievement of the EPS target of $1.36 and the remaining 25% would be allocated to other subjective performance objectives set by the Compensation Committee. The actual annual bonus payout would range from 0% to 200% of the annual bonus target of $600,000.

On January 18, 2013, the Compensation Committee approved an amendment to the compensation terms contained in Mr. Murthy’s employment agreement. Under the terms of the amended employment agreement, the actual annual bonus payable to Mr. Murthy for 2013 will be based on the Company’s achievement of revenue, non-GAAP diluted EPS and adjusted EBITDA targets set by the Compensation Committee. A weighting of 50% of the actual annual bonus will be allocated to achieving the budgeted revenue target, 20% will be allocated to achievement of the non-GAAP diluted EPS performance measure and the remaining 30% will be allocated to the achievement of the adjusted EBITDA performance measure. The actual annual bonus payout is anticipated to range from 0% to 200% of the performance-based compensation target, though amounts in excess of 200% may be awarded in accordance with a linear achievement scale, as determined by measuring the Company’s actual 2013 performance against the predetermined targets. On March 19, 2013, iGATE and Mr. Murthy entered into an amended employment agreement reflecting the above amendment.

Employment Agreement – Sujit Sircar

Mr. Sircar and iGS entered into an amended employment agreement on January 21, 2009. Under this agreement, Mr. Sircar’s base annual salary was increased to 4,800,000 Indian Rupees (“Rs.”) and he was eligible for an annual performance based cash award of up to Rs. 1,600,000, with performance targets to be set by Mr. Murthy, effective as of January 1, 2009. Either Mr. Sircar or the Company could terminate his employment upon three months’ notice. In the event that three months’ notice of such termination was not given by the Company, Mr. Sircar was entitled to three months of salary upon termination of employment. Mr. Sircar was also eligible to participate in the 2006 Plan. On January 1, 2010, Mr. Sircar was appointed to the board of iGS as a wholetime director on the same terms as described above for a period of five years, except that his base annual salary was limited to Rs. 7,200,000 and his annual performance based incentive was limited to Rs. 2,900,000. On January 19, 2011, iGS and Mr. Sircar entered into an amended employment agreement, the terms of which were approved by the shareholders of iGS on February 14, 2011, increasing his annual performance based incentive opportunity to Rs. 4,684,852. On July 1, 2011, iGS and Mr. Sircar entered into an amended employment agreement, the terms of which were approved by the shareholders of iGS on September 26, 2011, increasing his annual remuneration to Rs. 8,000,000 and annual performance based incentive to Rs. 4,000,000. On January 25, 2012, the Compensation Committee approved changes to the compensation terms for Mr. Sircar, increasing his annual base salary for 2012 and 2013 from Rs. 8,000,000 to Rs. 12,000,000, his maximum annual performance based incentive compensation for 2012 and 2013 from Rs. 4,000,000 to Rs. 6,000,000 and his 2011 annual performance based incentive from Rs. 4,000,000 to Rs. 4,120,000. The increase in annual base salary for 2012 and 2013 was effective retroactively to January 1, 2012 and the change to the 2012 and 2013 annual performance based incentive compensation would be effective beginning with the bonus to be awarded for 2012. The increase of the 2011 annual performance based incentive compensation had retroactive effect to January 1, 2011. The actual annual bonus payable to Mr. Sircar for 2012 and 2013 will be based on the Company’s achievement of certain performance measures set by the Board of Directors of iGS.

On January 18, 2013, the Compensation Committee approved an amendment to the compensation terms contained in Mr. Sircar’s employment agreement. Mr. Sircar’s maximum annual performance-based incentive compensation for 2012 was retroactively increased to Rs 7,200,000 and the Compensation Committee approved payment of performance-based incentive compensation for 2012 in the amount of Rs 7,200,000. The amended annual bonus target and award required and received the approval of the Company, as the sole shareholder of iGS, on January 23, 2013. On March 19, 2013, iGS and Mr. Sircar entered into an amended employment agreement reflecting the above amendment.

Employment Agreement – David Kruzner

Mr. Kruzner and iGT entered into an employment agreement dated July 1, 2011. The terms of this agreement were amended on January 27, 2012 with effect as of January 1, 2012. Under this agreement, Mr. Kruzner’s annual base salary is $290,000 and he is eligible for an annual performance based cash award of up to $174,000, based upon a review of his performance by Mr. Murthy. Either Mr. Kruzner or the Company may terminate his employment upon six months’ notice. In the event that six months’ notice of such termination is not given by the Company, Mr. Kruzner is entitled to six months’ salary upon termination. Mr. Kruzner is also eligible to participate in the 2006 Plan.

Employment Agreement – Derek Kemp

Mr. Kemp and iGT entered into an employment agreement dated July 1, 2011. The terms of this agreement were amended on January 27, 2012 with effect as of January 1, 2012. Under this agreement, Mr. Kemp’s annual base salary is United Kingdom Pound Sterling (“GBP”) 251,000 and he is eligible for an annual performance based cash award of up to GBP. 251,000, based upon a review of performance by Mr. Murthy. Either Mr. Kemp or the Company may terminate his employment upon six months’ notice. In the event that six months’ notice of such termination is not given by the Company, Mr. Kemp is entitled to six months of salary upon termination. Mr. Kemp is also eligible to participate in the 2006 Plan.

Employment Agreement – Sanjay Tugnait

Mr. Tugnait and iGATE Technologies (Canada) Inc., a subsidiary of iGATE, entered into an employment agreement dated March 26, 2012. Under this agreement, Mr. Tugnait’s annual base salary shall be equal to $500,000, payable in Canadian Dollars (“CAD”) and he is eligible for an annual sales bonus cash award of up to 100% of his annual base salary, in accordance with the company’s sales bonus policy. Upon completion of his first year of employment, Mr. Tugnait is eligible for a guaranteed bonus of one hundred percent (100%) of his annual base salary and upon completion of the second year of his employment, he is eligible for a guaranteed bonus of thirty percent (30%) of his annual base salary. Either Mr. Tugnait or the company may terminate his employment upon six months’ notice. In the event that six months’ notice of such termination is not given by the Company, Mr. Tugnait is entitled to six months of salary upon termination. Mr. Tugnait is also eligible to participate in the 2006 Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Phaneesh Murthy	360,600		—	$0.08	11/9/2013			—
	22,766			$0.01	11/9/2013			—
	100,000			$6.12	10/16/2018
	30,413	13,825		$9.80	3/20/2020
						260,000	$4,100,200
						65,000	$1,025,050
						108,822	$1,716,123

Sujit Sircar	40,484	28,125		$11.67	4/14/2020
						10,000	$157,700
						88,000	$1,387,760
						22,000	$346,940

David Kruzner	27,500	27,500		$9.07	3/1/2020
						88,000	$1,387,760
						22,000	$346,940
						2,500	$39,425

Derek Kemp		5,858		$15.70	8/26/2018
		1,875		$0.07	8/2/2018
						88,000	$1,387,760
						22,000	$346,940

Sanjay Tugnait		10,000		$16.00	7/12/2022
						88,000	$1,387,760
						22,000	$346,940

(1)	All outstanding options in this column have been fully earned and are fully exercisable.

(2)	For Mr. Murthy, 13,825 stock options will vest equally over a period of five quarters starting from March 30, 2013.

For Mr. Sircar, 28,125 stock options will vest equally over a period of six quarters starting from January 14, 2013.

For Mr. Kruzner, 27,500 stock options will vest equally over a period of two years starting from March 01, 2013.

For Mr. Kemp, 1,875 stock options will vest on August 02, 2013 and 5,858 stock options will vest on August 26, 2013.

For Mr. Tugnait, 10,000 stock options will vest equally over a period of four years starting from July 12, 2013.

(3)	All unexercised options terminate on the earlier of the option expiration date or the date that the option holder ceases to be an employee of the Company (whether employment is terminated voluntarily or involuntarily for cause or otherwise). However, options will remain exercisable for a period of ninety (90) days following an employee’s termination.

(4)	For Mr. Murthy, the amount includes the following: (i) 108,822 performance based restricted stock awards granted to Mr. Murthy on March 30, 2010, for which the performance period commenced on January 1, 2010 and ended on December 31, 2012; (ii) 260,000 performance based restricted stock awards granted to Mr. Murthy on May 12, 2011, representing, upon amendment of his performance share award agreement, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within the five and a half year period of January 1, 2011 through June 30, 2016 with the first eligible fiscal quarter being December 31, 2011 (the “Performance Period”) and, in the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period, two times the target number of shares will vest; and (iii) 65,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016.

For Mr. Sircar, the amount includes the following: (i) 10,000 restricted shares, 5,000 of which will vest on January 19, 2013 and 5,000 of which will vest on January 19, 2015; (ii) 88,000 performance based restricted stock awards granted to Mr. Sircar on May 12, 2011, representing, upon amendment of his performance share award agreement, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period and, in the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal at any fiscal quarter end within the Performance Period, two times the target number of shares will vest; and (iii) 22,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016.

For Mr. Kruzner, the amount includes the following: (i) 2,500 restricted shares which will vest on March 01, 2014; (ii) 88,000 performance based restricted stock awards granted to Mr. Kruzner on May 12, 2011, representing, upon amendment of his performance share award agreement, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period and, in the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal at any fiscal quarter end within the Performance Period, two times the target number of shares will vest; and (iii) 22,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016.

For Mr. Kemp, the amount includes the following: (i) 88,000 performance based restricted stock awards granted to Mr. Kemp on May 12, 2011, representing, upon amendment of his performance share award agreement, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period and, in the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal at any fiscal quarter end within the Performance Period, two times the target number of shares will vest; and (ii) 22,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016.

For Mr. Tugnait, the amount includes the following: (i) 88,000 performance based restricted stock awards granted to Mr. Tugnait on July 12, 2012, representing the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within a performance period commencing on July 3, 2012 and ending on June 30, 2016 and, in the event the Company achieves its maximum twelve-month trailing adjusted EBITDA goal at any eligible fiscal quarter end within such performance period, two times the target number of shares will vest; and (ii) 22,000 shares of restricted stock granted on July 12, 2012 of which 25% will vest on July 12, 2015, 25% will vest on July 12, 2016 and 50% will vest on July 12, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of vested stock options and the vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during 2012 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phaneesh Murthy	—	$—	—	$—
Sujit Sircar	20,000	$298,809	25,315	$461,793
David Kruzner	—	$—	2,500	$43,900
Derek Kemp	—	$—	—	$—
Sanjay Tugnait	—	$—	—	$—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential incremental payments and benefits that the named executive officers would be entitled to receive upon termination of employment under their respective agreements. The amounts shown in the table are based on an assumed termination as of December 31, 2012, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment, and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2012 base salary and our current premium costs for their medical and welfare benefits.

Name Executive	Salary	Bonus	Stock	Options	Healthcare
Phaneesh Murthy (1)	$1,000,000	$—	$6,841,373	$7,245,707	$26,675
Sujit Sircar (2)	$112,577	$—	$1,892,400	$281,297	$—
David Kruzner (2)	$145,000	$—	$1,774,125	$368,500	$—
Derek Kemp (2)	$198,835	$—	$1,734,700	$29,848	$—
Sanjay Tugnait (2)	$250,000	$—	$1,734,700	$—	—

All calculations for current named executive officers were estimated based upon a change in control scenario. The measurement date for the estimated Company stock awards was based upon a closing price of $15.77 on December 31, 2012.

(1)	Upon termination other than for cause, Mr. Murthy would receive a lump sum payment of twelve (12) months’ severance at $1,000,000. Upon a change in control, Mr. Murthy’s unvested stock units would immediately vest at a total value of $6,841,373. Upon a change in control, Mr. Murthy’s unvested stock options would immediately vest at a total value of $7,245,707. Mr. Murthy is subject to nondisclosure, noncompetition and nonsolicitation restrictions for a period of two (2) years after termination.

(2)	Upon termination other than for cause, Messrs. Sircar, Kruzner, Kemp and Tugnait would receive a lump sum payment of six (6) months’ severance. Upon a change in control, Messrs. Sircar, Kruzner, Kemp’s and Tugnait unvested stock units would immediately vest at a total value of $1,892,400, $1,774,125, $1,734,700 and $1,734,700 respectively. Upon a change in control, Messrs. Sircar, Kruzner and Kemp’s stock options would vest immediately at a total value of $281,297, $368,500 and $29,848 respectively.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 regarding compensation plans and arrangements under which equity securities of iGATE are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands except for price)
Equity compensation plans approved by security holders	5,057	$4.27	6,164

Total	5,057	$4.27	6,164

In 2006, the Company adopted the 2006 Plan. The aggregate number of shares of Common Stock initially reserved and available for issuance to directors, executive management and key personnel under the 2006 Plan was 14,702,793 shares. In 2011, the Company adopted the 2011 Plan, which is a sub-program under the 2006 Plan. As of December 31, 2012, 6,164,630 shares of Common Stock remained available for issuance under the 2006 Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has furnished the following report:

The Audit Committee of the Board of Directors is composed of three members: Martin G. McGuinn, Göran Lindahl and Joseph J. Murin. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at http://ir.igate.com/investors/governance.cfm. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In addition, the Audit Committee selects the Company’s independent public accountants. If the Company wishes to engage the Company’s independent public accountants for any non-audit service projects prior to an Audit Committee meeting, the Company’s management may request the Audit Committee Chairman’s prior approval. All non-audit services approved by the Audit Committee Chairman will be included in the agenda at the next regularly scheduled Audit Committee meeting for ratification by the Audit Committee. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the accountants’ independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The committee’s responsibility is to oversee these processes.

In this context, the committee has met and held discussions with management and the independent public accountants. Management represented to the committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance).

During 2011 and 2012, Company management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the Company’s independent registered public accountants at each regularly scheduled committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessment, management provided the Audit Committee with its report on the effectiveness of the Company’s evaluation that was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Company management concluded that the Company did maintain effective internal control over financial reporting on December 31, 2012.

In addition, the committee has discussed with the independent public accountants the auditor’s independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the committee’s discussions with management and independent public accountants and the committee’s review of the representations of management and the report of the independent public accountants to the committee, the committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the SEC.

Respectfully submitted,

The Audit Committee

Martin G. McGuinn

Göran Lindahl

Joseph J. Murin

INDEPENDENT PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

Fees paid to Ernst & Young (“E&Y”) for services rendered for 2012 and 2011 in the following categories and amounts were:

	2012	2011
Audit fees	$1,108,879	$940,523
Audit-Related fees	$112,843	$482,078
Tax fees	$686,569	$491,427
All Other fees	$181,880	$49,672

Total	$2,090,171	$1,963,700

Audit Fees ($1,108,879 in 2012; $940,523 in 2011). This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, audits of certain of the Company’s subsidiaries and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including the audit of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 notwithstanding when the fees were billed or when the services were rendered.

Audit-Related Fees ($112,843 in 2012; $482,078 in 2011). Audit- related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees,” such as accounting, consulting, special purpose reports and due diligence reports.

Tax Fees ($686,569 in 2012; $491,427 in 2011). This category consists of professional services rendered in connection with the Company’s tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees ($181,880 in 2012; $49,672 in 2011). The amount in this category is principally for advisory services.

There were no fees paid to either E&Y or their affiliates for financial information systems design and implementation during the years ended December 31, 2012 and 2011.

Representatives of E&Y are expected to be present at the Annual Meeting, make a statement, or be available to respond to questions.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services of Independent Auditors

The Audit Committee has adopted a resolution to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval of audit services is provided for up to three years. Otherwise, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The management is required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Of the fees paid to the independent auditors, 100% was pre-approved by the Audit Committee.

CERTAIN RELATED PARTY TRANSACTIONS

Relationships Between iGATE and Mastech Holdings, Inc.

On September 30, 2008, the Company completed the distribution to its shareholders of all of the outstanding shares of common stock of Mastech Holdings, Inc. (“Mastech”) in a tax free spin-off (the entire transaction, including the distribution, is collectively referred to as the “Spin-Off”). The Spin-Off was paid in the amount of one share of Mastech common stock for every fifteen shares outstanding of iGATE common stock. Following the Spin-Off, Mr. Wadhwani and Mr. Trivedi each own approximately 30.5% of the outstanding common stock of Mastech Holdings, Inc. and serve as Co-Chairmen of the Board of Directors of Mastech Holdings, Inc. Mr. Wadhwani and Mr. Trivedi each own approximately 18.9% of our outstanding common stock and serve as Co-Chairmen of our Board of Directors.

In connection with the Spin-Off, we entered into certain agreements with Mastech, which governed the terms of the Spin-Off and have the potential to impact our business in future periods, including the following:

•

Separation and Distribution Agreement – This agreement defines our ongoing relationship with Mastech following the Spin-Off, and provides for cross-indemnities, principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Mastech’s businesses with Mastech; and a

•

Tax Sharing Agreement – The Tax Sharing Agreement generally governs iGATE’s and Mastech’s respective rights, responsibilities and obligations after the Spin-Off with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of Mastech’s stock to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended. Under the Tax Sharing Agreement, Mastech generally will be liable for, and indemnify iGATE and its subsidiaries against, taxes incurred as a result of the distribution of Mastech common stock not qualifying as tax-free for U.S. federal income tax purposes where such taxes do not result from certain actions undertaken by iGATE, any of iGATE’s subsidiaries or any of iGATE’s shareholders after such distribution. Mastech will also assume liability for and indemnify iGATE and its subsidiaries against taxes attributable to Mastech, Mastech’s subsidiaries or any of Mastech’s assets or operations for all tax periods. iGATE generally will be liable for and indemnify Mastech against taxes attributable to iGATE, its subsidiaries or any of its assets or operations for all tax periods other than taxes arising as a result of the Spin-Off or related transactions that are described above as payable by us. In addition, to the extent certain taxes pertaining to a period prior to the separation are not specifically attributable to Mastech or iGATE, both Mastech and iGATE will be responsible for a share of such pre-separation taxes based upon our relative profits before taxes for the relevant period.

From January 1, 2012 to December 31, 2012, iGATE did not perform any outsourcing services for Mastech in the ordinary course of business, and thus received no payment for any such services.

Policies and Procedures for Approving Related Person Transactions

Pursuant to the charter of the Audit Committee, all material related person transactions are to be approved by the Audit Committee, which is composed of disinterested members of the Board of Directors. We do not have a separate written policy with respect to related party transactions. The material features of our policies and procedures for the review, approval or ratification of related party transactions are as follows:

•	All potential related party transactions are reported to the Audit Committee.

•	The Audit Committee reviews the potential transaction and ensures that it is at arms-length and no undue advantage is being given to the related party.

•	In reviewing any potential transaction, comparative data is provided to the Audit Committee to enable them to deliberate the matter.

•	The Audit Committee will ratify the transaction, if and only if it meets the above criteria in light of the data.

2014 SHAREHOLDER PROPOSALS OR NOMINATIONS

Any proposal that a shareholder desires to have included in our proxy materials relating to our 2014 Annual Meeting of Shareholders, must be received by the Company at its principal office at 6528 Kaiser Drive Fremont, CA no later than November 21, 2013 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act for inclusion in the Proxy Statement for that meeting.

The Company’s Third Amended and Restated Articles of Incorporation provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Corporate Secretary of the Company not less than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

The Company’s Third Amended and Restated Articles of Incorporation also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Corporate Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors.

FORM 10-K

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2012 as well as the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2012, as filed with the SEC, is being mailed to shareholders with this Proxy Statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are iGATE shareholders will be “householding” our proxy materials. A single Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, you may:

•

if you are a shareholder of record, direct your written request to our Corporate Secretary by e-mail to corporatesecretary@igate.com, by fax to 510-896-3010 or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555; or

•	if you are not a shareholder of record, notify your broker.

We will promptly deliver, upon request to the iGATE e-mail, fax number or address listed above, a separate copy of the annual report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the Proxy Statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a shareholder of record; or contact our Corporate Secretary if you are a shareholder of record, using the contact information above.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our Proxy Statements, Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors:

Mukund Srinath

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, EST, on April 10, 2013.

Vote by Internet
• Go to www.envisionreports.com/IGTE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

  •  Follow the instructions provided by the recorded message

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposal

1.	The election of three (3) persons as Class B Directors.

NOMINEES:	For	Withhold		For	Withhold		For	Withhold	+

01 - Ashok Trivedi	☐	☐	02 - Phaneesh Murthy	☐	☐	03 - William G. Parrett	☐	☐

The Board of Directors recommends a vote FOR all the nominees listed.

In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Unless otherwise specified, this proxy will be voted FOR Proposal 1.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation or partnership, please sign the full corporate or partnership name and indicate title as duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS.

The Proxy Statement and Annual Report or Form 10-K are available at: http://www.envisionreports.com/IGTE

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — iGATE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The signer hereto appoints Sunil Wadhwani and Ashok Trivedi and each of them, acting singly, proxies of the signer with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock, par value $0.01 per share, of iGATE Corporation (the “Company”) which the signer would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 11, 2013, at 8:30 AM at Pacific Time at The Ritz Carlton, 600 Stockton Street, San Francisco, California, 94108, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD’S NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND EACH OF THE MATTERS SUBMITTED BY THE BOARD FOR VOTE BY THE SHAREHOLDERS AND, IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Unless otherwise specified, this proxy will be voted FOR Proposal 1.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)